Exhibit 10.1

Dated as of July 29, 2022

DORIAN LPG FINANCE LLC

as Borrower

and

DORIAN LPG LTD.
and THE COMPANIES

listed in Part C of Schedule 1

as joint and several Guarantors

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Part D of Schedule 1

as Lenders

and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Part E of Schedule 1

as Swap Banks

and

Crédit Agricole Corporate and Investment Bank

and ing bank n.v., LONDON BRANCH

as Bookrunners and Structurers

and

Crédit Agricole Corporate and Investment Bank,

ing bank n.v., LONDON BRANCH, BNP PARIBAS, DANISH SHIP FINANCE A/S and

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),

as Mandated Lead Arrangers

and

BNP PARIBAS

as Hedge Coordinator

and

Crédit Agricole Corporate and Investment Bank

as Sustainability Coordinator

and

Crédit Agricole Corporate and Investment Bank

as Agent and as Security Trustee

LOAN AGREEMENT

relating to
a senior secured term loan and revolving credit facility of up to US$260,000,000

Index

ClausePage

1Interpretation2

2Facility39

3Position of the Lenders and Swap Banks39

4Drawdown40

5Interest and Hedging42

6Interest Periods46

7Default Interest47

8Repayment, Prepayment, Reduction and Cancellation48

9Conditions Precedent52

10Representations and Warranties53

11General Affirmative and Negative Covenants64

12Financial Covenants74

13Marine Insurance Covenants75

14Vessel Covenants80

15Collateral Maintenance Ratio87

16Guarantee88

17Payments and Calculations93

18Application of Receipts95

19Application of Earnings; Accounts97

20Events of Default99

21Fees and Expenses103

22Indemnities104

23No Set-Off or Tax deduction; Tax Indemnity; FATCA107

24Illegality, etc.111

25Increased Costs112

26Set-Off114

27Transfers and Changes in Lending Offices115

28Variations and Waivers123

29Notices125

30Supplemental127

31The Servicing Banks129

32Law and Jurisdiction134

33Waiver of Jury Trial135

Schedules

Schedule 1 THE PARTIES143

Part A The Borrower143

Part B Parent Guarantor143

Part C Owner Guarantors144

Part D Lenders and Commitments147

Part E Swap Banks148

Part F Servicing Banks149

Schedule 2 Vessel Information150

Schedule 3 Drawdown Notice153

Schedule 4 Condition Precedent Documents155

Part A155

Part B156

Schedule 5 Transfer Certificate158

Schedule 6 List of approved Brokers162

Schedule 7 Permitted Security Interests163

Schedule 8 Designation Notice164

Execution

Execution Page137

Appendices

Appendix A  Form of Compliance Certificate

Appendix B  Form of Sustainability Certificate

THIS LOAN AGREEMENT (this “Agreement”) is made as of July 29, 2022

AMONG
(1)	DORIAN LPG FINANCE LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as borrower (the “Borrower”, which expression includes its successors, transferees and assigns);
(2)	DORIAN LPG LTD., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Parent Guarantor”);
(3)	THE COMPANIES listed in Part C of Schedule 1 as joint and several owner guarantors (collectively, the “Owner Guarantors”, and each separately an “Owner Guarantor”, and, together with the Parent Guarantor, the “Guarantors”, and each separately a “Guarantor” which expressions include their respective successors, transferees and assigns);
(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part D of Schedule 1, as lenders (collectively, the “Lenders”, which expression includes their respective successors, transferees and assigns and any bank or financial institution that becomes a Lender hereto);
(5)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part E of Schedule 1, as Swap Banks;
(6)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting in such capacity through its office at 12, Place des Etats-Unis – CS 70052 – 92547 Montrouge Cedex, France, as agent for the Creditor Parties (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns); and
(7)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, acting in such capacity through its office at 12, Place des Etats-Unis – CS 70052 – 92547 Montrouge Cedex, France, as security trustee for the Creditor Parties (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns).
Background
(A)	Subject to the provisions of this Agreement, the Lenders have agreed to make available to the Borrower a senior secured term loan and revolving credit facility of up to the lesser of (i) the aggregate of 40% of the Fair Market Value of the Vessels, and (ii) US$260,000,000, for the purpose of (x) refinancing the outstanding Financial Indebtedness under the Existing Facility Agreements (to the extent such Financial Indebtedness is outstanding on the relevant Drawdown Date), and (y) for general corporate and working capital purposes.
(B)	The Swap Banks may, at the Borrower’s request, enter into interest swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share the Collateral to be granted to the Security Trustee pursuant to the terms of this Agreement with the interest of the Swap Banks being secured on a pari passu basis.
Operative Provisions
1	Interpretation
1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Acceptable Accounting Firm” means Deloitte Certified Public Accountants S.A., Ernst & Young, PriceWaterhouseCoopers, KPMG, or such other recognized accounting firm as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing, such approval not to be unreasonably withheld, it being understood and agreed that such approval is granted where the Parent Guarantor’s shareholders have designated a recognized accounting firm for the Parent Guarantor.
“Account Bank” means Citibank N.A., or such other bank as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing.
“Account Pledge” means a pledge of each Earnings Account, in Agreed Form.
“Advance” means a Revolving Advance or a Term Loan Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote a majority of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agreed Form” means in relation to any document, that document in the form approved by the Agent with the consent of all Lenders (such consent not to be unreasonably withheld), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document.
“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.
“Anti-Bribery and Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 as amended and the rules and regulations thereunder and any similar laws, rules or regulations issued, administered or enforced by the United States or any other country or governmental authority having jurisdiction over any of the Creditor Parties or the Security Parties.
“Approved Broker” means any of the companies listed on Schedule 6 or such other company proposed by the Borrower which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), approve from time to time for the purpose of valuing a Vessel, who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement.
“Approved Flag” means the Bahamas, the Marshall Islands, Liberia, Panama or Singapore flag or such other flag as may be reasonably acceptable to each of the Lenders and approved from time to time in writing by the Agent as the flag on which a Vessel shall be registered.
“Approved Fund” means any Fund (other than an Excluded Fund) that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Insurance Broker” means, (a) any of Arthur J. Gallagher & Co., Willis Towers Watson, Seascope Insurance Services (and its Affiliates), Parisco A/S, and any Lloyd’s of London registered broker, and (b) any other insurance broker approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) in consultation with the Borrower; provided that any Approved Insurance Broker may cease to be an Approved Insurance Broker hereunder upon ten (10) Business Days prior written notice from the Agent (upon the instruction of the Majority Lenders) to the Borrower.

“Approved Management Agreement” means, in relation to a Vessel in respect of its commercial and/or technical management, a management agreement between the Owner Guarantor that owns that Vessel and the relevant Approved Manager reasonably satisfactory to the Agent.
“Approved Manager” means:
(a)	in respect of the technical management of the Vessels a subsidiary of the Parent Guarantor, Dorian LPG Management Corp., subsidiaries of each of V. Group, Wallem Group, Executive Ship Management Pte. Ltd, Bernard Schulte Shipmanagement, or any other manager reasonably acceptable to the Majority Lenders;
(b)	in respect of the commercial management of the Vessels, a subsidiary of the Parent Guarantor, Dorian LPG (DK) ApS or any other manager reasonably acceptable to the Majority Lenders;
(c)	any other company proposed by the Borrower which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time as the technical and/or commercial manager of a Vessel.
“Availability Period” means:
(a)	in the case of the Revolving Credit Facility, the period commencing on the Closing Date and ending on the date falling ninety (90) calendar days prior to the Maturity Date; and

(b)	in respect of the Term Loan Facility, the period commencing on the Effective Date and ending on the date falling sixty (60) Business Days after the Effective Date; or
(c)	in each case, if earlier, ending on the date on which the relevant Commitments are fully cancelled or terminated.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Clause 5.6(e).
“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means:
(a)	with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and
(b)	with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Balloon Instalment” shall have the meaning given to that term in Clause 8.1(a).
“Bank Secrecy Act” means the United States Bank Secrecy Act of 1970, as amended.
“Basel III” means:
(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Basel IV” means any amendment, replacement or refinement of Basel III known or to be known as “Basel IV”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Clause 5.6(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(a)	Daily Simple SOFR; or
(b)	the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Finance Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.
“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for Dollars:
(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)	in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Finance Document in accordance with Clause 5.6 (Benchmark Replacement Setting) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Finance Document in accordance with Clause 5.6 (Benchmark Replacement Setting).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bookrunners” means Crédit Agricole Corporate and Investment Bank and ING Bank N.V., London Branch.

“Business Day” means (a) a day (other than  Saturday or Sunday) on which banks are open in Stockholm, Sweden, Paris, France, Copenhagen, Denmark, London, England and New York, New York, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on any Loan, a Periodic Term SOFR Determination Day.
“Carbon Intensity and Climate Alignment Certificate” means a certificate from a Recognised Organisation relating to a Vessel and a calendar year setting out:
(a)	the average efficiency ratio of that Vessel for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI in respect of that calendar year; and
(b)	the climate alignment of that Vessel for such calendar year:
in each case as calculated in accordance with the Poseidon Principles.
“Cash Equivalents” means:
(a)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);
(b)	time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000;
(c)	commercial paper issued by any person incorporated in the United States of America rated at least A-1 or the equivalent thereof by Standard & Poor or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition;
(d)	any fund with daily redemptions that complies with the provisions of this definition; and
(e)	such other securities or instruments as the Majority Lenders shall agree in writing.
“Change of Control” means:
(a)	in respect of the Borrower, the Parent Guarantor ceases to own directly 100% of the Equity Interests in and control the Borrower;
(b)	in respect of an Owner Guarantor, the Borrower ceases to own directly 100% of the Equity Interests in and control any Owner Guarantor; or
(c)	in respect of the Parent Guarantor,
(i)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a “person” or “group” over which John Hadjipateras has voting control or any individual director or individual officer who is holder of 5% or more of the Parent Guarantor’s equity interests as of the Effective Date, becomes the ultimate “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of the Parent Guarantor) of more than 33% of the total voting power of the Voting Stock of the Parent Guarantor (calculated on a fully diluted basis);
(ii)	individuals who at the beginning of any period of two (2) consecutive calendar years constituted the Board of Directors or equivalent governing body of the Parent Guarantor (together with any new directors (or equivalent) whose election by such Board of Directors or equivalent governing body or whose nomination for election was approved by a vote of at least two-thirds of the members of such Board of Directors or equivalent governing body then still in office who either were members of such Board of Directors or equivalent governing body at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than as a result of compliance with NYSE rules on independent directors) to constitute at least 50% of the members of such Board of Directors or equivalent governing body then in office; or
(iii)	Mr. John Hadjipateras ceases to be a director of the Parent Guarantor, except by reason of his voluntary resignation.
“Charter” means, in relation to a Vessel, any demise or time consecutive voyage charter in respect of that Vessel for an initial term which is equal to or exceeds 13 months, except for any Charter from and Owner Guarantor to Helios LPG Pool LLC.
“Charter Assignment” means, in respect of a Vessel, an assignment of any Charter (excluding Charters in respect of pooling arrangements permitted hereunder (including, for the avoidance of doubt, Charters of a Vessel to a third party as part of any such pooling arrangement)) for such Vessel, in Agreed Form.
“Classification Society” means, in respect of a Vessel, Lloyd’s Register, Bureau Veritas, DNV GL, the American Bureau of Shipping, Nippon Kaiji Kyokai or such other first-class vessel classification society that is a member of IACS that the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time.
“Closing Date” means the first Drawdown Date in respect of the Term Loan Facility.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is or is intended to be subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders and the Swap Banks, securing the Secured Liabilities.
“Collateral Maintenance Ratio” has the meaning given in Clause 15.2.
“Commitment” means a Term Loan Facility Commitment or a Revolving Credit Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1et seq.), as amended from time to time and any successor statute.
“Compliance Certificate” means a certificate executed by an authorized person of the Borrower in the form set out in Appendix A.
“Confidential Information” means all information relating to any Security Party, any subsidiary of the Parent Guarantor, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:
(a)	any Security Party or its advisers; or
(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any Security Party or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes any funding rate or any information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 27.13; or
(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party or any of its advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with any Security Party and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means a confidentiality undertaking in Agreed Form.
“Confirmation” shall, in relation to any continuing Designated Transaction, have the meaning given in the relevant Master Agreement.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” or any similar or analogous definition (or the concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Clause 8.18 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Finance Documents), unless any such changes are objected to by the Majority Lenders in writing.
“Consolidated Funded Debt” means, for any accounting period, the sum of the following for the Parent Guarantor determined (without duplication) on a consolidated basis for such period and in accordance with GAAP consistently applied:
(a)	all Financial Indebtedness; and
(b)	all obligations to pay a specific purchase price for goods or services (other than vessel newbuildings and rights of use liabilities) whether or not delivered or accepted (including take-or-pay and similar obligations) which in accordance with GAAP would be shown on the liability side of a balance sheet;

provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt.

“Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash and (b) Cash Equivalents, in each case held by the Parent Guarantor on a freely available and unencumbered basis.
“Consolidated Net Debt” means Consolidated Funded Debt less Consolidated Liquidity.

“Consolidated Tangible Net Worth” means on a consolidated basis, Shareholders’ Equity (including retained earnings) of the Parent Guarantor, minus goodwill and other non-tangible items.
“Consolidated Total Capitalization” means Consolidated Tangible Net Worth plus Consolidated Funded Debt.
“Contractual Currency” has the meaning given in Clause 22.4.
“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender or, as the context may require, the portion of an Advance to be made by such Lender.
“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.
“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
“Creditor Party” means the Agent, the Security Trustee, the Bookrunners and Structurers, any Mandated Lead Arranger, any Swap Bank or any Lender, whether as at the Effective Date or at any later time.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in currency values to or under which such person or any of its subsidiaries is a party or a beneficiary on the Effective Date or becomes a party or a beneficiary thereafter.
“Current Assets” means, in respect of the Parent Guarantor, for the relevant period, current assets determined on a consolidated basis in accordance with GAAP, as indicated in the most recently delivered financial statements delivered under Clause 11.1(g), provided that Current Assets shall include long-term restricted cash and exclude any amounts classified as “right of use” assets (or such similar term as indicated in the financial statements of the Parent Guarantor).
“Current Liabilities” means, in respect of the Parent Guarantor, for the relevant period, current liabilities determined on a consolidated basis in accordance with GAAP, as indicated in the most recently delivered financial statements delivered under Clause 11.1(g), provided that Current Liabilities shall exclude (a) balloon payments due at maturity under this Agreement and other credit facilities to which the Parent Guarantor is a party, (b) any amounts booked as current portion of long-term debt (as determined in accordance with GAAP), and (c) any amounts classified as “right of use” liabilities (or such similar term as indicated in the financial statements of the Parent Guarantor).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Defaulting Lender” means any Lender:
(a)	which has failed to make available the relevant proportion of its Commitment in respect of the Loan or has given notice to the Agent that it will not make such amount available by the relevant Drawdown Date pursuant to Clause 4.3; or
(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which any proceeding shall be instituted by or against such Lender seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, excluding an Undisclosed Administration, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	an administrative or technical error; or
(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment;

and provided further that, a Lender’s designation as a Defaulting Lender hereunder shall not prohibit such Lender from retaining its voting rights under this Agreement where (x) its Commitment or the Maturity Date relating to its Contribution is being extended, (y) there is a forgiveness or reduction in outstanding principal of such Lender’s Contribution, and (z) such Lender would otherwise be adversely affected disproportionately to other Lenders.

“Delisting Event” means an event or circumstance as a result of which the Parent Guarantor is no longer publicly listed with its shares of common stock traded on the New York Stock Exchange, NASDAQ or any other recognized stock exchanged agreed between the Parent Guarantor and the Majority Lenders.
“Designated Transaction” means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank;

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in Term SOFR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and
(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 8, as a Designated Transaction for the purposes of the Finance Documents.
“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, a party to this Agreement (a “Party”); or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other parties in accordance with the terms of the Finance Documents.
“Dollars” and “$” means the lawful currency for the time being of the United States of America.
“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for such Advance to be made, or (as the context requires) the date on which such Advance is actually made.
“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires).
“Early Termination Date” shall in relation to any continuing Designated Transaction, have the meaning given in the relevant Master Agreement.
“Earnings” means, in relation to a Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner Guarantor owning that Vessel or the Security Trustee and which arise out of the use or operation of that Vessel, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the Owner Guarantor owning that Vessel or the Security Trustee in the event of requisition of that Vessel for hire;
(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Vessel; and
(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and
(b)	if and whenever that Vessel is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Vessel.
“Earnings Accounts” means (i) the account in the name of the Borrower with the Account Bank designated as the Borrower’s Earnings Account for purposes of this Agreement, (ii) any other account with the Account Bank in the name of an Owner Guarantor which is designated as an Earnings Account for the purposes of this Agreement, and (iii) any new account set up to take earnings from any Vessel and designated as an Earnings Account for the purposes of this Agreement.
“Earnings Assignment” means, in relation to a Vessel, an assignment of the Earnings and any Requisition Compensation of that Vessel, in Agreed Form.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System maintained by the SEC.
“EEA Financial Institution” means:
(a)	any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority;
(b)	any entity established in an EEA Member Country which is a party of an institution described in paragraph (a) of this definition;
(c)	any financial institution established in an EEA Member Country which is a subsidiary of an institution described in paragraphs (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto.
“Email” has the meaning given in Clause 29.1.

“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Vessel; or
(b)	any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between a Vessel and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which such Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Vessel and/or the Borrower and/or the Owner Guarantor owning such Vessel and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Vessel and in connection with which such Vessel is actually or potentially liable to be arrested and/or where the Borrower and/or the Owner Guarantor owning such Vessel and/or any operator or manager of such Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
“Equity Interests” of any person means:
(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and
(b)	all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with the Borrower or any Guarantor or any of their respective subsidiaries, would be deemed to be a single employer under Section 414 of the Code.
“ERISA Funding Event” means:
(a)	any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived;
(b)	the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(c)	the failure by the Borrower or any Guarantor or any of their respective subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan;
(d)	a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code);
(e)	the incurrence by the Borrower or any Guarantor or any of their respective subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan;
(f)	a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or in endangered status within the meaning of Section 432 of the Code or Section 305 of ERISA;
(g)	any Reportable Event; or
(h)	the existence of a non-exempt “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code with respect to any employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect to which the Borrower or any Guarantor or any of their respective subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and in respect of which a liability (other than one of an immaterial amount) could reasonably be expected to be incurred by any Security Party.
“ERISA Termination Event” means:
(a)	the imposition of any lien in favor of the PBGC on any Plan or Multiemployer Plan, or on any asset of any Security Party or any ERISA Affiliate in connection with any Plan or Multiemployer Plan;
(b)	the receipt by the Borrower or any Guarantor or any of their respective subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA;
(c)	the receipt by the Borrower or any Guarantor or any of their respective subsidiaries or any ERISA Affiliate of any notice that a Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA;
(d)	the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA;
(e)	the termination of a Multiemployer Plan (or treatment of a plan amendment as a termination) under Section 4041A of ERISA; or
(f)	the occurrence of any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan.
“Estate” has the meaning assigned such term in Clause 31.1(b)(ii).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person) as in effect from time to time.
“Event of Default” means any of the events or circumstances described in Clause 20.1.
“Excluded Fund” means an entity which is (a) a hedge fund or an entity which is primarily or substantially engaged in holding, trading or otherwise investing in, distressed debt or whose stated purposes or primary business is buying non-performance loans or pursuing active enforcement policies in respect thereof, or (b) a vulture fund or similar entity which would reasonably be recognized or categorized as a “vulture fund” by reputable financial institutions.
“Excluded Subsidiary” means each subsidiary of the Borrower that is not an Owner Guarantor.
“Excluded Swap” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee by such Guarantor or the grant of such security interest  becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to transactions for which such guarantee or security interest is or becomes illegal.
“Excluded Vessel” means any vessel owned by an Excluded Subsidiary.
“Existing Facility Agreements” means (a) that certain amended and restated facility agreement dated April 29, 2020, as amended, modified or supplemented from time to time, made among, inter alia, (i) the Borrower, as borrower, (ii) certain companies named therein as joint and several guarantors, (iii) ABN AMRO Capital USA LLC, Citibank N.A., London Branch and the other banks and financial institutions listed in Schedule 1, Part D as bookrunners, (iv) ABN AMRO Capital USA LLC and ING Bank N.V., London Branch as joint syndication agents, (v) the banks and financial institutions listed in Schedule 1 Part E thereof as mandated lead arrangers, (vi) the banks and financial institutions listed in Schedule 1 Part F thereof as commercial lenders, (vii) the banks and financial institutions listed in Schedule 1 Part G thereof as KEXIM lenders, (viii) the Export-Import Bank of Korea as KEXIM, (ix) the banks and financial institutions listed in Schedule 1 Part I thereof as K-sure lenders, (x) the banks and financial institutions listed in Schedule 1 Part J thereof as swap banks, (xi) the banks and financial institutions listed in Schedule 1 Part P thereof as new facilities lenders, (xii) ABN AMRO Capital USA LLC as global coordinator, sustainability coordinator, administrative agent and security agent and (xiii) Citibank N.A., London Branch or any of its holding companies, subsidiaries or affiliates, as ECA coordinator, and (b) that certain bareboat charter dated January 18, 2018 between Concorde LPG Transport LLC as charterers and the special purpose company named therein as owners, providing for the sale leaseback of the Vessel CONCORDE.
“Fair Market Value” means, in relation to a Vessel, the market value of such Vessel at any date that is shown by the arithmetic mean of two or three valuations, as the case may be, each prepared for and addressed to the Agent pursuant to the requirements set forth in Clause 11.1(h):
(a)	as at a date not more than thirty (30) days prior to the date such valuation is delivered to the Agent (or such other time frame the Agent may, with the consent of the Majority Lenders, approve from time to time);
(b)	by two or more Approved Brokers selected by the Borrower;
(c)	on a “desk top” basis without physical inspection of that Vessel; and
(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements);

provided that (i) if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range and (ii) if a third appraisal is obtained as provided in Clause 11.1(h), the market value of such Vessel shall be the average of the three appraisals obtained.

“FATCA” means
(a)	Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury; or
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any treaty, law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US International Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA.
“FATCA Exempt Party” means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction.
“FATCA Non-Exempt Party” means a FATCA Relevant Party who is not a FATCA Exempt Party.
“FATCA Non-Exempt Lender” means any Lender who is a FATCA Non-Exempt Party.
“FATCA Relevant Party” means each Creditor Party and each Security Party.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any of the Creditor Parties and any Security Party setting out the fees referred to in Clause 21.
“Finance Documents” means:
(a)	this Agreement;
(b)	any Note;
(c)	any Fee Letter;
(d)	any Account Pledges;
(e)	any Charter Assignment;
(f)	any Earnings Assignments;
(g)	any Insurance Assignments;
(h)	any Master Agreement;
(i)	any Master Agreement Assignment;
(j)	any Mortgages;
(k)	any Shares Pledge;
(l)	any Manager’s Undertaking;
(m)	any Subordination Agreement; and

(n)	any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or Swap Banks under this Agreement or any of the other documents referred to in this definition or which is entered into or to be entered into by any Security Party and is designated as a “Finance Document” by the Agent and the Borrower under and for the purposes of this Agreement.
“Financial Indebtedness” means, with respect to any person (the “debtor”) at any date of determination (without duplication):
(a)	moneys borrowed (including principal, interest and other sums related to such principal and interest) and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance credit facility or under any acceptance credit or other equivalent facility;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the negative marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account), it being understood and agreed that any positive marked to market value shall reduce the Financial Indebtedness accordingly;
(g)	any counter-indemnity obligation in respect of a guaranty, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;
(i)	any amount raised under any other transaction (including any forward sale or purchase sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

the amount of any liability in respect of any guaranty or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on April 1 of each year and ending on March 31 of such year in respect of which its accounts are or ought to be prepared.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any Guarantor or any one or more of their respective subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Plan Termination Event” means the occurrence of an event with respect to the funding or maintenance of a Foreign Pension Plan that could reasonably be expected to result in an impairment of any Collateral.
“Foreign Plan Underfunding” means the excess, if any, of the accrued benefit obligations of a Foreign Pension Plan (based on those assumptions used to fund that Foreign Pension Plan or, if that Foreign Pension Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the relevant entity’s independent auditors for these purposes) over the assets of such Foreign Pension Plan that could reasonably be expected to result in an impairment of any Collateral or a material adverse effect on the business, assets or financial condition of any Security Party.
“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“Green Passport” means a green passport statement of compliance issued by a classification society being a member of IACS which includes a list of any and all materials known to be potentially hazardous utilized in the construction of a vessel.
“Guaranteed Secured Liabilities” has the meaning given in Clause 16.1.
“Hedge Coordinator” means BNP Paribas.
“Helios LPG Pool” means Helios LPG Pool LLC, a Marshall Islands limited liability company.
“IACS” means the International Association of Classification Societies.

“Insurances” means in relation to a Vessel:
(a)	all policies and contracts of insurance, including entries of that Vessel in any protection and indemnity or war risks association, effected in respect of that Vessel, the Earnings or otherwise in relation to that Vessel whether before, on or after the Effective Date; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the Effective Date.
“Insurance Assignment” means, in relation to a Vessel, an assignment of the Insurances, in Agreed Form.
“Interest Period” means a period determined in accordance with Clause 6.
“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in interest rates to or under which such person or any of its subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.
“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government.
“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).
“ISM Code Documentation” includes, in respect of a Vessel:
(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to that Vessel within the periods specified by the ISM Code;
(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Agent may require; and
(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Vessel’s compliance or the compliance of the Owner Guarantor that owns that Vessel or the relevant Approved Manager with the ISM Code which the Agent may require.
“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.
“ISPS Code Documentation” includes:

(a)	the ISSC; and
(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require.
“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Leverage Ratio” means, at any date of determination, the ratio of the total Loans outstanding to the aggregate Fair Market Value of the Vessels subject to a Mortgage and not the subject of a Total Loss, expressed as a percentage.
“Loan” means the principal amount of the Advances from time to time outstanding under this Agreement.
“Major Casualty” means, in relation to a Vessel, any casualty to that Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.
“Majority Lenders” means a Lender or Lenders whose Commitments total more than 66.67% of the Total Commitments (or if the Total Commitments have been reduced to zero, totalled more than 66.67% of the Total Commitments immediately prior to the reduction). The Commitment and the outstanding amount of Advances of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time, subject to the definition of “Defaulting Lender”.
“Manager’s Undertaking” means, in relation to a Vessel, the letter executed and delivered by an Approved Manager, in Agreed Form.
“Mandated Lead Arranger” means Crédit Agricole Corporate and Investment Bank, ING Bank N.V., London Branch and BNP Paribas, Danish Ship Finance A/S and Skandinaviksa Enskilda Banken AB (publ).
“Mandatory Costs” means in relation to the Loan or an unpaid sum the rate per annum notified by a Lender to the Agent to be the cost of that Lender of compliance with the requirements of the Financial Conduct Authority (UK) or, in any case, any similar institution which replaces all or any of their functions whose requirements such Lender complies with.
“Margin” means, as of any date of determination, subject to the Sustainability Pricing Adjustment and paragraph (a) below, the respective rate per annum indicated below based upon the Leverage Ratio, which shall be calculated as of the end of the most recent fiscal quarter of Parent Guarantor and its subsidiaries for which a Compliance Certificate has been delivered pursuant to Clause 11.1(g):

Level	Margin	Leverage Ratio
I	2.15%	Less than 35%
II	2.20%	Greater than or equal to 35% and less than 45%
III	2.25%	Greater than or equal to 45%

(a)	Subject to clauses (b) and (c) below, the adjustment of the Margin (if any) will occur on the next Repayment Date occurring after the Agent’s receipt of a Compliance Certificate pursuant to Clause 11.1(g).
(b)	Notwithstanding the foregoing, the Margin shall be set at Level III in the table above, (i) upon the occurrence and during the continuance of any Event of Default under Clause 20.2(h) or (i), (ii) at the election of the Majority Lenders, upon the occurrence and during the continuation of any other Event of Default (regardless of whether the Loan has been accelerated), or (iii) if for any period, the Agent does not receive the Compliance Certificate described in clause (i) above within thirty (30) Business Days of its due date, for the period commencing on the date such Compliance Certificate was required to be delivered through the date on which such Compliance Certificate is delivered to the Agent.
(c)	The Margin shall be re-calculated upon the drawing of each Advance during each Interest Period, such that if the Leverage Ratio increases, resulting in a different Level indicated above, then the Margin on the Loan would also increase on the relevant Drawdown Date of such Advance.
“Margin Regulations” means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time.
“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.
“Master Agreement” means each master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement.
“Master Agreement Assignment” means, in relation to a Master Agreement, the assignment of the Master Agreement, in Agreed Form.
“Maturity Date” means the earliest of (i) the seventh anniversary of the Closing Date, (ii) September 26, 2029 and (iii) the date on which the Loan is accelerated pursuant to Clause 20.4.
“Maximum Available Amount” shall have the meaning given to that term in Clause 2.1(a).
“Mortgage” means, in relation to a Vessel, the first preferred or priority ship mortgage on that Vessel, together with a deed of covenants, if applicable, in each case in Agreed Form.

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Guarantor or any of their respective subsidiaries or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute.
“Non-indemnified Tax” means:
(a)	any tax on the net income of a Creditor Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:
(i)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or
(ii)	with respect to any Lender, is located in the country of its Lending Office; or
(iii)	with respect to any Creditor Party other than a Lender, is located in the country from which such party has originated its participation in this transaction; or
(b)	any FATCA Deduction made on account of a payment to a FATCA Non-Exempt Party.
“Note” means one or more promissory notes of the Borrower, payable to the order of the Agent or a Lender, as applicable, evidencing the aggregate indebtedness of the Borrower in respect of the Commitments under this Agreement or the Commitments of such Lender under this Agreement, as applicable, in Agreed Form.
“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires.
“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:
(a)	either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and
(b)	is not subordinated in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate.
“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act Title III of Pub. L.: 107-56 (signed into law October 26, 2001), as amended.
“Payment Currency” has the meaning given in Clause 22.4.
“PBGC” means the United States Pension Benefit Guaranty Corporation and its successors.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Financial Indebtedness” means
(a)	Financial Indebtedness in respect of the Existing Facility Agreements, provided that such Financial Indebtedness relating to a Vessel shall be repaid on the Drawdown Date of the Advance under the Term Loan Facility relating to such Vessel;
(b)	Financial Indebtedness in respect of the Loan;
(c)	subject to Clause 11.1(r), loans made to a Security Party by an Affiliate, parent or subsidiary; or
(d)	hedging agreements with third parties in the ordinary course of business for purposes of hedging foreign currency exchange, bunker costs and other risks.
“Permitted Security Interests” means:
(a)	Security Interests created or otherwise permitted in connection with the Existing Facility Agreements, provided that such Security Interests relating to a Vessel or its Owner Guarantor shall be released in full on the Drawdown Date of the Advance under the Term Loan Facility relating to such Vessel, and all such Security Interests shall be released no later than the final Drawdown Date;
(b)	Security Interests created or otherwise permitted by the Finance Documents;
(c)	Permitted Vessel Liens; and
(d)	any Security Interest approved by the Majority Lenders.
“Permitted Vessel Liens” means, in relation to any Vessel:
(a)	any ship repairer’s or outfitter’s possessory lien in respect of such Vessel for an amount not exceeding the Major Casualty amount;
(b)	any lien on such Vessel for master’s, officer’s or crew’s wages outstanding in accordance with usual maritime practice;
(c)	any lien for master’s disbursements incurred in the ordinary course of trading, provided such liens do not secure amounts more than 30 days overdue (unless the amount is being contested by the Security Parties in good faith by appropriate steps);
(d)	any lien on such Vessel for collision or salvage;
(e)	liens in the aggregate amount of $1,000,000 or any other greater amount approved by all the Lenders, in favor of suppliers of necessaries or other similar liens arising in the ordinary course of its trading (including, without limitation, any liens incurred in connection with regular dry docking), accrued for not more than ninety (90) days (unless any such lien is being contested in good faith and by appropriate proceedings or other acts and the relevant Owner Guarantor shall have set aside on its books adequate reserves in accordance with GAAP with respect to such lien and so long as such deferment in payment shall not subject its Ship to forfeiture or loss);
(f)	liens in the aggregate amount of $1,000,000 or any other amount approved by all the Lenders for loss, damage or expense which are not fully covered by Insurance, subject to applicable deductibles satisfactory to the Agent, or in respect of which a bond or other security has been posted by or on behalf of the relevant Owner Guarantor with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest;
(g)	liens for taxes or assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate steps and in respect of which the Owner Guarantor shall have set aside on its books adequate reserves in accordance with GAAP with respect to such lien and so long as such deferment in payment shall not subject its Vessel to forfeiture or loss;
(h)	any other lien arising by operation of law or otherwise in the ordinary course of operation, repair or maintenance of a Vessel that does not subject the Vessel to forfeiture or loss;
(i)	pledges of certificates of deposit or other cash collateral securing any Security Party’s reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Security Party in connection with the establishment of the financial responsibility of such Security Party under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced; and
(j)	Security Interests for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles satisfactory to the Agent.
“Pertinent Document” means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c).
“Pertinent Jurisdiction” means in relation to a company, means:
(a)	the jurisdiction under the laws of which the company is incorporated or formed;
(b)	a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;

(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(d)	a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or
(e)	a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above.
“Pertinent Matter” means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.
“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any Guarantor or any of their respective subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.
“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, and/or the satisfaction of any other condition, would constitute an Event of Default.
“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Security Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person or entity as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recognised Organisation” means an organisation representing the state of that Vessel’s Approved Flag and, for the purposes of Clause 11.1(bb), duly authorised to determine whether an Owner Guarantor has complied with regulation 22A of Annex VI.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Repayment Instalment” has the meaning given to this term in Clause 8.1(a).
“Repayment Date” has the meaning given to this term in Clause 8.1(b).
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Reportable Event” means an event described in Section 4043(b) (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Plan that is subject to Title IV of ERISA.
“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.
“Rescindable Amount” shall have the meaning given to that term in Clause 31.12.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Party” means a person that is:
(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or
(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or
(c)	directly or indirectly owned or controlled by, or acting or purporting to act on behalf, at the direction, or for the benefit, of a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above; or
(d)	otherwise a target of Sanctions;
provided that, in the case of a person listed on the OFAC Sectoral Sanctions Identification List or any similar person that is not subject to broad Sanctions prohibitions on dealing with such person,

such person shall be a Restricted Party only to the extent that a Creditor Party, a Security Party or any other person resident or organized in the United States, United Kingdom or European Union would be prohibited by applicable Sanctions from dealing with such person or engaging in the relevant transaction, and provided further that, a person shall not be a Restricted Party to the extent that such person is broadly exempted from the applicable targeting Sanctions under a general license or similar governmental order.
“Revolving Advance” means the principal amount of each borrowing by the Borrower of a portion of the Revolving Credit Commitments in respect of the Revolving Credit Facility.
“Revolving Credit Commitments” means, in relation to a Lender, the amount set opposite its name under the heading “Revolving Credit Commitment” in Part II of Schedule 1 (The Parties) and the amount of any other Revolving Credit Commitment transferred to it under this Agreement, and to the extent not cancelled, reduced or transferred by it under this Agreement.
“Revolving Credit Facility” means, at any relevant time, a revolving credit facility in an amount equal to $2,000,000 per Vessel and an aggregate amount of up to $20,000,000, or as the context may require the aggregate principal amount of the Revolving Advances outstanding from time to time under this Agreement.
“Sanctioned Country” means a country or territory that is the subject of Sanctions broadly prohibiting dealings with such country or territory.
“Sanctioned Vessel” means a vessel which is the subject of Sanctions.
“Sanctions” means any sanctions laws, embargoes, freezing provisions, prohibitions or other restrictions relating to economic or trade sanctions imposed by law or regulation of any Sanctions Authority.
“Sanctions Authority” means the United Nations, the European Union, the Member States of the European Union, the United Kingdom, France, the United States of America, the governments and official institutions or agencies of any of the foregoing, including without limitation, the United Nations Security Council, the Office of Foreign Assets Control of the US Department of the Treasury (OFAC), the US Department of State, the Council of the European Union, the Department of Commerce and Bureau of Industry and Security, Her Majesty's Treasury and the French Treasury, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions.
“Sanctions List” means:
(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or
(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, as amended, supplemented or replaced from time to time.
“Secured Liabilities” means all liabilities which the Security Parties or any of them have, at the Effective Date or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.
“Security Interest” means:
(a)	a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.
“Security Party” means the Borrower and the Guarantors.
“Security Period” means the period commencing on the Effective Date and ending on the date that:
(a)	all amounts which have become due for payment by the Borrower or any other Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document; and
(c)	neither the Borrower nor any other Security Party has any future or contingent liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document.
“Servicing Bank” means the Agent or the Security Trustee.
“Shareholders’ Equity” means, in respect of the Parent Guarantor, the aggregate amount of shareholders’ equity determined on a consolidated basis in conformity with GAAP, as shown on the most recently annual audited or quarterly unaudited consolidated balance sheet delivered hereunder.
“Shares Pledge” means a pledge of the Equity Interests of the Borrower and each Owner Guarantor, as the case may be, in Agreed Form.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.
“Structurers” means Crédit Agricole Corporate and Investment Bank and ING Bank N.V., London Branch.
"Subordination Agreement" means any subordination agreement entered into or to be entered into by any Affiliate of the Security Parties in Agreed Form providing that any loans made by it to a Security Party and other obligations shall be subject and subordinate to the prior payment in full of the Secured Liabilities.
“Sustainability Certificate” means a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Parent Guarantor, in a form and substance reasonably satisfactory to the Agent and the Sustainability Coordinator and substantially in the form of Appendix B (Form of Sustainability Certificate) that shows the details of the weighted average of the Annual Efficiency Ratio (AER) of the vessels owned and bareboat chartered-in by the Parent Guarantor and its subsidiaries, setting forth the Sustainability Pricing Adjustment.
“Sustainability Coordinator” means Crédit Agricole Corporate and Investment Bank.
“Sustainability Pricing Adjustment” means, the following upward or downward adjustment to the Margin, as applicable, effective on the next Repayment Date occurring after the date of delivery of the Sustainability Certificate (other than with respect to the Sustainability Certificate delivered under Part B of Schedule 4 (Conditions Precedent) hereto which shall be effective on the Closing Date), or if no such Sustainability Certificate is delivered, the next Repayment Date occurring after the date it was required to be delivered:
(a)	if the Vessels’ average weighted Annual Efficiency Ratio (AER) is below the IMO trajectory target, the Margin shall be reduced by 0.05%; and
(b)	if the Vessels’ average weighted Annual Efficiency Ratio (AER) is not below than the IMO trajectory target, or the Borrower does not provide the Sustainability Certificate within the period required under Clause 11.1(g), the Margin shall be increased by 0.05%;
provided that, for the avoidance of doubt, the Margin shall not be reduced or increased by more than 0.05% as a result of the Sustainability Pricing Adjustment at any time.
“Swap Banks” means the Lenders and their Affiliates.
“Swap Exposure” means, as at any relevant date and in relation to a Swap Bank, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Bank with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Term Loan Advances” means the principal amount of each borrowing by the Borrower of a Tranche in respect of the Term Loan Facility under this Agreement.
“Term Loan Facility” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (Amount of facility).

“Term Loan Facility Commitment” means, in relation to a Lender, the amount set opposite its name under the heading “Term Loan Facility Commitment” in Part II of Schedule 1 (The Parties) and the amount of any other Term Loan Facility Commitment transferred to it under this Agreement, and to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term SOFR” means, for any calculation with respect to any Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further that if Term SOFR as determined above would be less than the Floor, Term SOFR will be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Commitments” means the aggregate of the Total Term Loan Facility Commitments and the Total Revolving Credit Commitments, being $260,000,000 at the date of this Agreement.
“Total Loss” means in relation to a Vessel:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel;
(b)	any expropriation, confiscation, requisition or acquisition of that Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), unless it is within seventy-five (75) days redelivered to the full control of the Owner Guarantor owning that Vessel; or
(c)	any arrest, capture, seizure or detention of that Vessel (including any hijacking or theft) unless it is redelivered to the full control of the Owner Guarantor owning that Vessel within seventy-five (75) days of such arrest, capture, seizure or detention.
“Total Loss Date” means in relation to a Vessel:
(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Vessel, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers;
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner Guarantor owning that Vessel with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; and
(c)	in the case of any expropriation, confiscation, requisition or acquisition of a Vessel ((excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), the date it happened; and
(d)	in the case of arrest, capture, seizure or detention of a Vessel, the date 30 days after date upon which it happened.
“Total Revolving Credit Commitments” means the aggregate of the Revolving Credit Commitments, being $20,000,000 at the date of this Agreement.
“Total Term Loan Facility Commitments” means the aggregate of the Term Loan Facility Commitments, being $240,000,000 at the date of this Agreement.
“Tranche” means:
(a)	with respect to the Term Loan Facility, in respect of each Vessel, the principal amount of $24,000,000, of the Total Term Loan Facility Commitments; and
(b)	with respect to the Revolving Credit Facility to be made available to the Borrower, the principal amount of $20,000,000 of the Revolving Credit Commitments.
“Transaction” has the meaning given in each Master Agreement.
“Transfer Certificate” has the meaning given in Clause 27.2.

“Transferee Lender” has the meaning given in Clause 27.2.
“Transferor Lender” has the meaning given in Clause 27.2.
“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including under a Currency Agreement or Hedging Agreement, as applicable.
“UCC” means the Uniform Commercial Code of the State of New York.
“UK Financial Institution” means, any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Vessels” means each of the vessels listed in Schedule 2, unless the Security Interest in such Vessel is released pursuant to the terms of this Agreement.
“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.
“Working Capital” means Current Assets (excluding intangible assets) less Current Liabilities (excluding the current portion of indebtedness or intangible liabilities).
“Write-down and Conversion Powers” means:
(a)	with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and
(b)	with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or a part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2	Construction of certain terms

In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent with the consent of the Majority Lenders;
“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;
“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;
“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;
“document” includes a deed; also a letter, Email or fax;
“excess risks” means, in relation to a Vessel, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Vessel in consequence of its insured value being less than the value at which that Vessel is assessed for the purpose of such claims;
“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Kingdom, the United Nations or its Security Council or any other Pertinent Jurisdiction;
“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Vessel, all insurances effected, or which the Owner Guarantor owning that Vessel is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
“parent company” has the meaning given in Clause 1.4;
“person” includes natural persons; any company; any state, political sub-division of a state and local or municipal authority; and any international organization;
“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P&I Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is customary in the ordinary course of business of the party concerned) of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organization;
“subsidiary” has the meaning given in Clause 1.4;
“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;
“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any country, any state, any political sub-division of a state or any local or municipal authority or any other governmental authority authorized to levy such tax (including any such imposed in connection with exchange controls), and any related penalties, interest or fines; and
“war risks” includes war and allied perils, the risk of mines, terrorism, piracy, hijacking, confiscation, blocking and trapping, protection and indemnity war risks (with a separate limit not less than hull value) and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S; provided however that notwithstanding the foregoing, Helios LPG Pool shall not be considered a subsidiary of the Parent Guarantor.

1.5	General interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the Effective Date or otherwise;
(b)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the Effective Date or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Accounting terms

Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with GAAP as from time to time in effect.

1.8	Inferences regarding materiality

To the extent that any representation, warranty, covenant or other undertaking of a Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a “material adverse effect” or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such Security Party with any law or regulation.

2	Facility
2.1	Amount of facility
(a)	Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrower the Revolving Credit Facility and the Term Loan Facility, together in an aggregate amount not to exceed the lesser of $260,000,000 and 40% of the Fair Market Value of the Vessels, as determined no earlier than thirty (30) days prior to the Effective Date (other than in the case of determining the Fair Market Value of the CORVETTE which may be determined earlier) (the “Maximum Available Amount”).
(b)	On the Closing Date, to the extent the Maximum Available Amount is less than the Total Commitments, each Lender’s relevant Commitment and each Tranche shall be reduced pro rata, as notified by the Agent to each Lender and the Borrower.
2.2	Lenders’ participations in the Advances

Subject to the other provisions of this Agreement, (a) each Lender shall participate in each Revolving Advance in the proportion which, as at the relevant Drawdown Date, its Revolving Credit Commitment bears to the Total Revolving Facility Commitments, and (b) each Lender shall participate in each Term Loan Advance in the proportion which, as at the relevant Drawdown Date, its Term Loan Facility Commitment bears to the Total Term Loan Facility Commitments.

2.3	Purpose of the Advances

The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the Recitals of this Agreement.

2.4	Cancellation of Commitments

Any portion of the Revolving Credit Commitments or Term Loan Facility Commitments not disbursed to the Borrower shall be cancelled and terminated automatically on the expiration of the relevant Availability Period.

3	Position of the Lenders and Swap Banks
3.1	Interests several

The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2	Individual right of action

Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by a Security Party to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, or any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent

Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Secured Liabilities several

The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which it is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or Swap Banks being increased; nor
(b)	any Security Party, or any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

4	Drawdown
4.1	Request for Advance

Subject to the following conditions, the Borrower may request an Advance to be made by delivering to the Agent a completed Drawdown Notice not later than 4:00 p.m. (Paris time) three (3) Business Days prior to the intended Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date must be a Business Day during the Availability Period;
(b)	the Revolving Credit Facility shall be made available to the Borrower in a single Tranche consisting of multiple Advances for the purposes stated in Recital A;
(c)	the Term Loan Facility shall be made available to the Borrower in ten (10) Tranches, consisting of one (1) Advance per Vessel, for the purposes stated in Recital A and may be drawn separately or in a single drawing;
(d)	subject to Clause 2.1 (Facility Amount), the aggregate outstanding principal amount of the Revolving Advances shall not exceed the lesser of (x) Revolving Credit Commitments and (y) $2,000,000 per Vessel whose Term Loan Facility Tranche has been drawn, and the aggregate outstanding principal amount of the Term Loan Advances shall not exceed the Term Loan Facility Commitments;
(e)	the aggregate outstanding principal amount of the Advances shall not exceed the Total Commitments;
(f)	each Advance in respect of the Revolving Credit Facility shall be for an amount not less than $2,000,000;
(g)	no more than three (3) Advances in respect of the Revolving Credit Facility may be requested in any fiscal quarter of the Parent Guarantor; and
(h)	the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.
4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;
(b)	the amount of that Lender’s participation in the Advance; and
(c)	the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable

A Drawdown Notice must be signed by an officer or a duly authorized attorney-in-fact of the Borrower and except as provided in Clauses 5.5 and 5.6(f), once served, a Drawdown Notice cannot be revoked or varied without the prior consent of the Agent, acting on the authority of the Majority Lenders (such consent not to be unreasonably withheld).

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, before 11:00 a.m. (New York City time) on and with value on the relevant Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.

4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on the relevant Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrower shall be made:

(a)	to the account(s) which the Borrower specifies in the relevant Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Advance to third party

The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrower in a Drawdown Notice shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Promissory note
(a)	The obligation of the Borrower to pay the principal of, and interest on, the portion of each Advance made by each Lender shall be evidenced by one or more Notes in favor of the Agent (unless a Lender requests a Note evidencing its Contribution in which case an individual Note shall be issued to such Lender).
(b)	Each Lender (or the Agent, as applicable), shall record on its internal records the amount of its (or each Lender’s) participation in each Advance and its payment in respect thereof, and will, prior to any transfer of a Note, endorse thereon the outstanding principal amount of the Contribution evidenced thereby.
(c)	The failure to make any such endorsement shall not affect the obligation of the Borrower in respect of such Advance nor affect the validity of any transfer by the Agent or a Lender of a Note.
(d)	On receipt of satisfactory evidence that a Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrower will promptly replace such Note, without charge to the Creditor Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrower and cancelled. The Agent or the relevant Lender shall indemnify the Borrower for any losses, claims or damages resulting from the loss of such Note.

5	Interest and Hedging
5.1	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan or any part of each Advance for each Interest Period shall be the aggregate of the Margin, Term SOFR and the Mandatory Costs, if any.

5.2	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.3	Payment of accrued interest

In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and
(b)	the duration of each Interest Period (as determined under Clause 6.2),

as soon as reasonably practicable after each is determined.

5.5	Inability to Determine Rates

Subject to Clause 5.6 (Benchmark Replacement Setting), if:

(a)	the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period; or
(b)	a Lender or Lenders whose Commitments total 50% or more of the Total Commitments determine that for any reason in connection with any request for such Loan that if Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan during the applicable Interest Period, and the such Lender or Lenders have provided notice of such determination to the Agent, then, in each case, the Agent will promptly so notify the Borrower and each applicable Lender.  Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make Loans shall be suspended until the Agent (with respect to clause (b), at the instruction of the relevant Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending Drawdown Notice or, failing that, the Borrower will be deemed to have converted any such Drawdown Notice into a request for a Loan bearing interest at the sum of (i) the Federal Funds Rate plus (ii) 0.50% and (iii) the Margin, in the amount specified therein and any outstanding affected Loans will (1) be deemed to have been converted into such a request at the end of the applicable Interest Period or (2) be prepaid in full immediately at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (1) above.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Clause 8.18.

5.6	Benchmark Replacement Setting.
(a)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Finance Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Finance Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Finance Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Finance Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Finance Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(b)	No Master Agreement shall be deemed to be a “Finance Document” for purposes of this Clause 5.6 (Benchmark Replacement Setting).
(c)	Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Finance Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Finance Document.
(d)	Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Clause 5.6(e) and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Clause 5.6(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this

Agreement or any other Finance Document, except, in each case, as expressly required pursuant to this Clause 5.6.
(e)	Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Finance Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor, or add an available tenor selected by the Borrower and agreed to by the Agent in consultation with the Majority Lenders, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending Drawdown Notice for an Advance of Loans to be made during any Benchmark Unavailability Period, or, failing that, the Borrower will be deemed to have converted any such Drawdown Notice into a request for a Loan bearing interest at the sum of (i) the Federal Funds Rate plus (ii) 0.50% and (iii) the Margin, in the amount specified therein; and any outstanding affected Loans will be deemed to have been converted into such a request at the end of the applicable Interest Period.
5.7	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 7.3, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay the Loan (without premium or penalty but subject to any amounts payable under Clause 8.9) at the end of the Interest Period set by the Agent.

5.8	Prepayment; termination of Commitments

A notice under Clause 5.7 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrower’s notice of intended prepayment and:

(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and
(b)	on the last Business Day of the Interest Period set by the Agent, the Borrower shall prepay (without premium or penalty but subject to any amounts payable under Clause 8.9) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Costs (if any).

5.9	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

5.10	Hedging
(a)	The Borrower may enter into Master Agreements and shall after the date it has entered into a Master Agreement maintain such Master Agreements in accordance with this Clause 5.10.
(b)	Each Master Agreement shall:
(i)	be with a Swap Bank;
(ii)	have settlement dates coinciding with the last day of each Interest Period; and
(iii)	provide the Termination Currency (as defined in the relevant Master Agreement) shall be Dollars.
(c)	The rights of the Borrower under the Master Agreement shall be assigned by way of security under a Master Agreement Assignment.
(d)	The parties to each Master Agreement must comply with the terms of that Master Agreement.
(e)	Neither a Swap Bank nor the Borrower may amend, supplement, extend or waive the terms of any Master Agreement without giving prior written notice to the Security Trustee;
(f)	Paragraph (e) above shall not apply to an amendment, supplement or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any provision of this Agreement or any Master Agreement Assignment.
(g)	If, at any time, the aggregate notional amount of the transaction in respect of the Master Agreements exceeds or, as a result of any repayment of prepayment under this Agreement will exceed 100 percent of the Loan at that time, the Borrower must promptly notify the Agent and must, at the request of the Agent, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Agent such that it no longer exceeds or will not exceed 100 percent of the Loan then or that will be outstanding.
(h)	Paragraph (g) above shall not apply to any Transactions in respect of any Master Agreement under which the Borrower has no actual or contingent indebtedness.
(i)	The Agent must make a request under paragraph (g) above if so required by a Swap Bank.
(j)	(i) If a Swap Bank or the Borrower terminates or closes out a transaction in respect of a Master Agreement (in whole or in part), (ii) in the event of non-payment under a Master Agreement by the Borrower unless the payment is made within three (3) Business Days of its due date; or (iii) if an Event of Default has occurred under Clauses 26.7, 26,8 or 26.9, the Borrower shall promptly notify the Agent of that termination or close out.

(k)	If a Swap Bank is entitled to terminate or close out any transaction in respect of any Master Agreement, such Swap Bank shall promptly terminate or close out such transaction following a request to do so by the Security Trustee.
(l)	Each Swap Bank consents to, and acknowledges notices of, the charging or assigning by way of security by the Borrower pursuant to the relevant Master Agreement Assignment of its rights under the Master Agreements to which it is party in favour of the Security Trustee.
(m)	Any such assigning by way of security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under any Master Agreement.
(n)	Neither the Borrower nor any Swap Bank shall assign any of its rights or transfer any of its rights or obligations under a Master Agreement without the consent of the Security Trustee.
(o)	If a Lender ceases to be a party to this Agreement, such Lender or its Affiliate which is party to a Master Agreement may cease to be a party to such Master Agreement.
6	Interest Periods
6.1	Commencement of Interest Periods

The first Interest Period applicable to an Advance shall commence on the relevant Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clause 6.3, each Interest Period shall be:

(a)	three (3) or six (6) months as notified by the Borrower to the Agent not later than 4:00 p.m. (Paris time) three (3) Business Days before the commencement of the Interest Period (or any other period agreed between the Borrower and the Majority Lenders);
(b)	in the case of the first Interest Period applicable to each Advance of the Term Loan Facility, a period ending on the date of the first Repayment Instalment;
(c)	in the case of the first Interest Period applicable to each Advance other than the first Advance, a period ending on the last day of the Interest Period applicable to the prior Advances then outstanding, whereupon all Advances shall be consolidated and treated as a single Advance;
(d)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or
(e)	such other period as the Agent may, with the authorization of all the Lenders, agree with the Borrower.
6.3	No Interest Period to extend beyond Maturity Date

No Interest Period shall end after the Maturity Date and any Interest Period which would otherwise extend beyond the Maturity Date shall instead end on the Maturity Date.

7	Default Interest
7.1	Payment of default interest on overdue amounts

A Security Party shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by such Security Party under any Finance Document which the Agent, the Security Trustee or any other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 21.4, the date on which it became immediately due and payable.
7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 percent above:

(a)	in the case of an overdue amount of principal, the rate set out at Clauses 7.3(a); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and
(b)	the aggregate of the Margin and the Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Agent may, with the consent of the Majority Lenders, select from time to time, Term SOFR.
7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and each relevant Security Party of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that such Security Party is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause: (a) shall be paid on the last day of the period by reference to which it was determined, (b) the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due, and (c) it shall be immediately payable by the Borrower on demand by the Agent.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreements

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 9(h) (Interest and Compensation) of that Master Agreement shall apply.

8	Repayment, Prepayment, Reduction and Cancellation
8.1	Reduction and Repayment of the Total Commitments
(a)	The Borrower shall repay the Term Loan Facility in equal quarterly instalments equal to $5,000,000 (each a “Repayment Instalment”). All remaining amounts of the Term Loan Facility and Revolving Credit Facility (the “Balloon Instalment”) shall be repaid in full on the Maturity Date. All repaid amounts in respect of the Term Loan Facility shall cause the Total Commitments to be cancelled in the same amount.
(b)	The first Repayment Instalment of the Term Loan Facility shall be repaid on September 26, 2022, and each subsequent Repayment Instalment shall be made on the three (3) month anniversary thereof (each, a “Repayment Date”). The last Repayment Instalment shall be made together with the Balloon Instalment on the Maturity Date.
8.2	Maturity Date

On the Maturity Date, the Borrower shall repay all outstanding Advances (if any) and shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.3	Voluntary prepayment

Subject to the conditions set forth in Clause 8.4, the Borrower may prepay the whole or any part of the Term Loan Facility or the Revolving Credit Facility without premium or penalty.

8.4	Conditions for voluntary prepayment

The conditions referred to in Clause 8.3 are that:

(a)	a partial prepayment shall be not less than $5,000,000 in respect of the Term Loan Facility and $1,000,000 in respect of the Revolving Credit Facility, and (unless such partial cancellation is in the outstanding amount of a Tranche) in a multiple of $1,000,000;
(b)	the Agent has received from the Borrower at least three (3) Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any other Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any other Security Party has been complied with (which may be satisfied by the Borrower certifying that no consents are required and that no regulations need to be complied with).
8.5	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorization of the Majority Lenders (such consent not to be unreasonably withheld, delayed or conditioned), and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.4(c).

8.7	Mandatory reduction and prepayment upon Sale, Refinancing or Total Loss

If a Vessel is sold or becomes a Total Loss, or the Advance incurred hereunder relating to such Vessel is refinanced, such Vessel’s Tranche under the Term Loan Facility shall be repaid and cancelled in full, and the Revolving Credit Commitments shall be reduced and cancelled by an amount equal to $2,000,000 to give effect to the release of the Security Interests in such Vessel under this Agreement and the Borrower shall additionally prepay any amount required to ensure compliance with the Collateral Maintenance Ratio:

(a)	in the case of a sale or a refinancing, on or before the date on which the sale is completed by delivery of the Vessel to the buyer or the refinancing is completed; or
(b)	in the case of a Total Loss under paragraphs (a) or (b) of the definition of Total Loss Date, on the earlier of the date falling 180 days after the Total Loss Date (or such later date as the Borrower may agree with the Agent (acting with the instructions of the Majority Lenders)) and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or
(c)	in the case of a Total Loss under paragraph (c) or (d) of the definition of the Total Loss Date, on the date on which the Vessel becomes a Total Loss.

Following the sale of a Vessel and the prepayment of all amounts required pursuant to Clause 8.7 and 8.9, at the cost of the Borrower, the Creditor Parties shall release the relevant Owner Guarantor and Security Interest over the relevant Vessel (and its Earnings, Insurances and Charter) from this Agreement.

8.8	Mandatory prepayment and cancellation upon Change of Control or Delisting Event

If a Change of Control or Delisting Event occurs, the Borrower shall immediately prepay the total amount of all the outstanding Advances in full, and the Total Commitments shall be automatically cancelled.

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 8.18 or Clause 22.1(b), but without premium or penalty.

8.10	Reborrowing

Subject to Clause 8.1 and 8.7, any amount of the Revolving Credit Facility which has been repaid or prepaid may be reborrowed during the Availability Period.  No amount of the Term Loan Facility which has been repaid or prepaid may be reborrowed during the Availability Period.

8.11	Voluntary cancellation of Total Commitments

Subject to the conditions set forth in Clause 8.12, the Borrower may cancel the whole or any part of the Total Commitments without premium or penalty.

8.12	Conditions for voluntary cancellation of Total Commitments

The conditions referred to in Clause 8.11 are that:

(a)	a partial cancellation shall be in the amount at least $1,000,000 and a multiple of $1,000,000; and
(b)	the Agent has received from the Borrower at least three (3) Business Days’ prior written notice specifying the amount to be cancelled and the date on which the cancellation is to take effect.
8.13	Effect of notice of cancellation

The service of a cancellation notice shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled and any partial cancellation shall be applied against the Commitments of each Lender pro rata.  For the avoidance of doubt, amounts of the Total Commitments cancelled pursuant to this Agreement may not be reinstated.

8.14	Notification of notice of cancellation

The Agent shall notify the Lenders promptly upon receiving a cancellation notice.

8.15	Application of prepayments, Commitment cancellations and reductions
(a)	In the case of any voluntary prepayment of the Term Loan Facility under Clause 8.3, any such partial prepayment shall be applied pro rata across the Repayment Instalments (excluding the Balloon Instalment).
(b)	Except as provided in Clause 8.7, in the case of any mandatory prepayment in part of the Term Loan Facility required under this Agreement (including pursuant to Clause 15 (Collateral Maintenance Ratio)), any such partial prepayment shall be applied pro rata across all the then remaining Repayment Instalments and Balloon Instalment under the Revolving Facility and the Term Loan Facility (pro rata across each Tranche).

(c)	In the case of any prepayment under Clause 24 or Clause 25, such prepayment of Term Loan Advances shall be applied against such Notifying Lender’s portion of the Repayment Instalments and Balloon Instalment.
8.16	Unwinding of Designated Transactions

On or prior to any repayment, prepayment, reduction or cancellation of the Loan (or any part thereof) under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.17	Right of cancellation in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time while such Lender continues to be a Defaulting Lender, give the Agent three (3) Business Days’ notice of cancellation of the undrawn Commitment of that Lender;
(b)	On the notice referred to in paragraph (a) above becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero (without increasing the Commitment of any other Lender); and
(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8.18	Compensation for Losses

In the event of (a) the payment of any principal of any Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b)  the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Loan other than on the last day of the Interest Period applicable thereto, as a result of a request by the Borrower pursuant to Clause 25.5, then, in connection with (a), (b) or (c) above, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Clause shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

9	Conditions Precedent
9.1	Documents, fees and no default

Each Lender’s obligation to make its Contribution to an Advance is subject to the following conditions precedent:

(a)	that, the Agent receives:
(i)	on or before the service of the first Drawdown Notice, the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent and its lawyers; and
(ii)	on or before the Effective Date, such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act;
(b)	that the Agent has received or is satisfied that it will receive on or before the making of each Term Loan Advance, the documents described in Part B of Schedule 4 in form and substance satisfactory to it in respect of the relevant Vessel;
(c)	that, on or before the service of any Drawdown Notice, the Agent has received (or is satisfied that it will receive on or before the making of such Advance) payment of any commitment fee and any other fee set out in a Fee Letter, each referred to in Clause 21.1, which was due and payable in accordance with the terms of this Agreement and the Fee Letter, and has received (or is satisfied that it will receive) payment of the expenses which are due and payable referred to in Clause 21.2;
(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;
(ii)	the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;
(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing; and
(iv)	to the best knowledge of the Parent Guarantor, there has been no material change in the consolidated financial condition, operations or business of the Borrower and its subsidiaries since the date on which the Borrower provided information concerning those topics to the Agent and/or any Lender;
(e)	that, on or before the Closing Date, the Agent has received evidence of the Maximum Available Amount;
(f)	that, if the requested Advance is a Revolving Advance, if the Collateral Maintenance Ratio were applied immediately following the making of such Advance, the Borrower would not be required to provide additional Collateral or prepay part of the Loan under Clause 15 based on the most recently available appraisals determining the Fair Market Value of the Vessels; and

(g)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the Majority Lenders, request by notice to the Borrower at least three (3) Business Days prior to the relevant Drawdown Date.
9.2	Waiver of conditions precedent

Notwithstanding anything in Clause 9.1 to the contrary, if the Agent, with the consent of all Lenders, permits an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that such conditions are satisfied within such reasonable period after the relevant Drawdown Date as the Agent may specify in consultation with the Borrower.

10	Representations and Warranties
10.1	General

The Borrower and each of the Guarantors represents and warrants to each Creditor Party as of the Effective Date, the date of each Drawdown Notice, and on the first day of each Interest Period as follows.

10.2	Status

The Borrower and each Guarantor is:

(a)	duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation; and
(b)	duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower or a Guarantor or which may affect the legality, validity, binding effect or enforceability of the Finance Documents, and there are no proceedings or actions pending or contemplated by any Security Party, or to the knowledge of the Borrower or any Guarantor contemplated by any third party, seeking to adjudicate such Security Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

10.3	Company power; consents

Each Security Party has the capacity and has taken all action, and no consent of any person is required, for:

(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;
(b)	it to execute each Finance Document to which it is or is to become a party;
(c)	it to comply with its obligations under each Finance Document to which it is or is to become a party;
(d)	it to grant the Security Interests granted by it pursuant to the Finance Documents to which it is or is to become a party;
(e)	the perfection or maintenance of the Security Interests created by the Finance Documents (including the first priority nature thereof); and
(f)	the exercise by any Creditor Party of their rights under any of the Finance Documents or the remedies in respect of the Collateral pursuant to the Finance Documents to which it is a party,

except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

10.4	Consents in force

All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Title
(a)	Each Security Party owns (i) in the case of owned real property, good and marketable fee title to and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Security Interests or claims, except for Permitted Security Interests.
(b)	No Security Party has created or is contractually bound to create any Security Interest on or with respect to any of its assets, properties, rights or revenues, except for Permitted Security Interests, and except as provided in this Agreement no Security Party is restricted by contract, applicable law or regulation or otherwise from creating Security Interests on any of its assets, properties, rights or revenues.
(c)	Each Owner Guarantor has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Owner Guarantor’s right, title and interest in and to the Vessel owned or to be owned by it and other properties and assets (or arrangements for such recordings, filings and other actions acceptable to the Agent shall have been made).
10.6	Legal validity; effective first priority Security Interests

Subject to any relevant insolvency laws affecting creditors’ rights generally:

(a)	the Finance Documents to which each Security Party is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), such Security Party’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and
(b)	the Finance Documents to which each Security Party is a party, create or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding first priority Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate; and
10.7	No third party Security Interests

Without limiting the generality of Clauses 10.5 and 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the relevant Security Party will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any Security Interest which that Finance Document purports to create, by its terms, relates.
10.8	No conflicts

The execution and delivery of each Finance Document, the borrowing of each Advance, and compliance with each Finance Document, will not involve or lead to a contravention of:

(a)	any law or regulation applicable to any Security Party; or
(b)	the constitutional documents of any Security Party; or
(c)	any contractual or other obligation or restriction which is binding on any Security Party or any of its assets.
10.9	Status of Secured Liabilities

The Secured Liabilities constitute direct, unconditional and general obligations of each Security Party and rank (a) senior to all subordinated Financial Indebtedness and (b) at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

10.10	Taxes
(a)	As of the Effective Date, all payments which a Security Party is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction, excluding any FATCA Deduction.

(b)	Each Security Party has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in the United States or any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in the United States or any Pertinent Jurisdiction, other than taxes and charges:
(i)	which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Vessel or of criminal liability; or
(ii)	the non-payment of which could not reasonably be expected to have a material adverse effect on the financial condition of such Security Party.

The charges, accruals, and reserves on the books of each Security Party respecting taxes are adequate in accordance with GAAP.

(c)	No material claim for any tax has been asserted against a Security Party by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.
(d)	The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.
(e)	No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document except any applicable stamp, registration or similar taxes in connection with the registration of the Finance Documents in accordance with the laws of any relevant jurisdiction.
(f)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.
10.11	No default

No Event of Default or Potential Event of Default has occurred or would result from the borrowing of an Advance.

10.12	Information

All financial statements, written information and other data furnished by or on behalf of a Security Party to any of the Creditor Parties:

(a)	Was, to the best of such Security Party’s knowledge, true and accurate at the time it was given or made in all material respects;

(b)	such financial statements, if any, have been prepared in accordance with GAAP;
(c)	to the best of any Security Party’s knowledge after due inquiry, there are no other facts or matters the omission of which would have made or make any such information false or misleading;
(d)	to the best of any Security Party’s knowledge after due inquiry, there has been no material adverse change in the financial condition, operations or business of the Borrower or Guarantors since the date on which such information was provided other than as previously disclosed to the Agent in writing; and
(e)	none of the Security Parties has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.
10.13	No litigation

No legal or administrative action involving a Security Party (including any action relating to any alleged or actual breach of the ISM Code, the ISPS Code, any Environmental Law or any Sanctions) has been commenced or taken by any person, or, to the Borrower’s or any Guarantor’s knowledge, is likely to be commenced or taken which, in either case, if adversely determined, would be likely to have a material adverse effect on the business, assets or financial condition of a Security Party or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.

10.14	Intellectual property

Except for those with respect to which the failure to own or license could not reasonably be expected to have a material adverse effect, each Security Party owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and have obtained assignment of all licenses and other rights of whatsoever nature, that are material to its business as currently contemplated without any conflict with the rights of others.

10.15	ISM Code and ISPS Code compliance; Ballast water treatment

Each Owner Guarantor has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Vessel owned or to be owned by it and its operation and will be or will cause such Vessel and the Approved Manager to be in full compliance with the ISM Code and the ISPS Code. Each Owner Guarantor confirms that installation of a ballast water treatment system for its Vessel is not required under IMO regulations before the third special survey applicable to its Vessel.

10.16	Anti-Bribery and Corruption laws
(a)	To the best knowledge of each Security Party, it has conducted and is conducting its businesses in compliance with Anti-Bribery and Corruption Laws.
(b)	Each Security Party has instituted and maintained systems, controls, policies and procedures designed:

(i)	to prevent and detect incidences of bribery and corruption; and
(ii)	to promote and achieve compliance with Anti-Bribery and Corruption Laws including, but not limited to, maintaining thorough and accurate books and records, and utilization of commercially reasonable efforts to ensure that the Security Party shall act in compliance with Anti-Bribery and Corruption Laws.
(c)	No Security Party, is (or ought reasonably to be) aware, that any of its directors or officers has:
(i)	to its knowledge, directly or indirectly, made, offered to make, promised to make or authorized the offer, payment, or giving of, any value, including a financial or other advantage for an improper purpose within the meaning and in violation of Anti-Bribery and Corruption Laws;
(ii)	to its knowledge, directly or indirectly used any corporate funds for any contribution, gift, entertainment or other expense relating to political office or activity in violation of Anti-Bribery and Corruption Laws;
(iii)	to its knowledge made any direct or indirect payment or transfer of value to any public official or any company employee from corporate funds in violation of Anti-Bribery and Corruption Laws;
(iv)	to its knowledge received directly or indirectly any bribe, rebate, payoff, influence payment, kickback or other payment or transfer of value prohibited under Anti-Bribery and Corruption Laws; or
(v)	been or is subject to any litigation, arbitration or administrative, regulatory or criminal proceedings or investigation with regard to any actual or alleged unlawful payment, improper transfer of value or other violation of Anti-Bribery and Corruption Laws.
(d)	No Security Party will directly or, to its knowledge, indirectly use the proceeds of a Loan for any purpose which would be in violation of the Anti-Bribery and Corruption Laws.
10.17	Validity and completeness of Charters.
(a)	Each Charter constitutes valid, binding and enforceable obligations of the Owner Guarantor party thereto in accordance with its terms and:
(i)	the copy of such Charter delivered to the Agent is a true and complete copy; and
(ii)	no amendments or additions to such Charter have been agreed nor has the Owner Guarantor party thereto waived any of its rights under such Charter.
10.18	Compliance with law; Environmentally Sensitive Material

Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of any Security Party, or affect the legality, validity, binding effect or enforceability of the Finance Documents:

(a)	the operations and properties of each of the Security Parties comply with all applicable laws and regulations, including without limitation Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each of the Security Parties and each of the Security Parties is in compliance in all material respects with all such Environmental Permits; and
(b)	none of the Security Parties has received notice via email, or in writing at one of its principal places of business in Connecticut, Greece or Denmark, from any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.
10.19	Ownership structure
(a)	All of the Equity Interests of the Borrower have been validly issued and are owned beneficially and of record by the Parent Guarantor.
(b)	All of the Equity Interests of each Owner Guarantor have been validly issued and are owned beneficially and of record by the Borrower.
(c)	All of the Equity Interests of the Borrower and each Guarantor (other than the Parent Guarantor) are free and clear of all Security Interests, other than Permitted Security Interests.
(d)	None of the Equity Interests of the Borrower or any Guarantor (other than the Parent Guarantor) are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which the Borrower or any Guarantor (other than the Parent Guarantor) is a party requiring, and there are no Equity Interests of the Borrower or any Guarantor (other than the Parent Guarantor) outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of the Borrower or any Guarantor (other than the Parent Guarantor) or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of the Borrower or any Guarantor (other than the Parent Guarantor).
10.20	ERISA
(a)	Except for those that would not, individually or in the aggregate, reasonably be expected to have a material adverse change in the financial condition of the Parent Guarantor on a consolidated basis, none of the Security Parties or any ERISA Affiliate has any liability in respect of any Plan or Multiemployer Plan and none of the Security Parties has any liability in respect of any Foreign Pension Plan.
(b)	The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any non-exempt “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code, other than as attributable to the status or activities of a Creditor Party.
(c)	None of the Security Parties is deemed to hold “plan assets” within the meaning of Section 3(42) of ERISA.

(d)	No ERISA Funding Event or ERISA Termination Event exists or has occurred, and no condition exists nor has any event occurred that could reasonably be expected to result in any ERISA Funding Event or ERISA Termination Event, in connection with which obligations and liabilities (contingent or otherwise) have arisen or could reasonably be expected to result in liability, individually or in the aggregate, to the Security Parties and their subsidiaries and ERISA Affiliates in excess of $500,000 following the date of this Agreement.
(e)	No Foreign Plan Underfunding or Foreign Plan Termination Event exists or has occurred, and no condition exists nor has any event occurred that could reasonably be expected to result in any Foreign Plan Underfunding or Foreign Plan Termination Event, in connection with which obligations and liabilities (contingent or otherwise) have arisen or could reasonably be expected to result in liability, individually or in the aggregate, to the Security Parties and their subsidiaries in excess of $500,000 following the date of this Agreement.
10.21	Margin stock

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock or for any other purpose in violation of the Margin Regulations and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.22	Investment company, public utility, etc.

The Borrower is not:

(a)	an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or subject to regulation thereunder; or
(b)	a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.
10.23	Sanctions
(a)	No Security Party:
(i)	is a Restricted Party;
(ii)	is in breach of or has violated Sanctions;
(iii)	owns or controls or is an Affiliate of a Restricted Party; or
(iv)	has a Restricted Party serving as a director, officer or, to the best of its knowledge, employee; and
(b)	no Vessel is a Sanctioned Vessel.
10.24	No money laundering

Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of an Advance, the performance and discharge of its obligations and liabilities under the Finance

Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that:

(a)	it is acting for its own account;
(b)	it will use the proceeds of such Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and
(c)	the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.
10.25	Vessels

As of the relevant Drawdown Date relating to a Vessel’s Tranche of the Term Loan Facility, each such Vessel is:

(a)	in the sole and absolute ownership of the Owner Guarantor that owns such Vessel and duly registered in such Owner Guarantor’s name under the law of an Approved Flag, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee recorded against it and Permitted Security Interests;
(b)	seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service;
(c)	insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such insurances will have been complied with;
(d)	in class in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with;
(e)	managed by an Approved Manager pursuant to an Approved Management Agreement; and
(f)	not a vessel which any Security Party or Creditor Party is prohibited or restricted from dealing with under any Sanctions.
10.26	Place of business

For purposes of the UCC, each Security Party has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:

27 Signal Road

Stamford, CT 06902

10.27	Solvency

In the case of the Parent Guarantor and its subsidiaries:

(a)	the sum of their assets, at a fair valuation, taken as a whole, do and will exceed their liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities;
(b)	the present fair market saleable value of their assets, taken as a whole, is not and shall not be less than the amount that will be required to pay their probable liability on their then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature;
(c)	it does not and will not have unreasonably small working capital with which to continue its business; and
(d)	they, on a consolidated basis, have not incurred, do not intend to incur and do not believe they will incur, debts beyond their ability to pay such debts as they mature.
10.28	Borrower’s business; Guarantors’ business
(a)	From the date of its formation until the date hereof, none of the Borrower or the Owner Guarantors has conducted any business other than in connection with, or for the purpose of, directly or indirectly, owning and operating the (i) Vessels, (ii) vessels previously indirectly owned by the Borrower, and (iii) in the case of the Borrower, the Excluded Vessels.
(b)	From the date of its formation until the date hereof, the Parent Guarantor has not conducted any business other than in connection with, or for the purpose of, directly or indirectly, owning, operating, managing and making investments in ocean-going vessels.
10.29	Immunity; enforcement; submission to jurisdiction; choice of law
(a)	Each Security Party is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by each Security Party of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.
(b)	No Security Party or any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.
(c)	It is not necessary under the laws of any Security Party’s jurisdiction of incorporation or formation, in order to enable any Creditor Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by any Security Party of its obligations under any Finance Document, that such Creditor Party should be licensed, qualified or otherwise entitled to carry on business in such Security Party’s jurisdiction of incorporation or formation.
(d)	Other than the recording of each Mortgage in accordance with the laws of the Approved Flag and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any Pertinent Jurisdiction.

(e)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction of any Security Party or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.
(f)	Under the law of each Security Party’s jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.
(g)	The submission by the Security Parties to the jurisdiction of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 32.2(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 32.2(d) will be effective to confer personal jurisdiction over the Security Parties in such courts.
(h)	As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
10.30	Repetition

The representations and warranties set out in this Clause 10 are deemed to be repeated both on the date of the relevant Drawdown Notice and on the first day of each Interest Period.

11	General Affirmative and Negative Covenants
11.1	Affirmative covenants

From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)	Performance of obligations. Each Security Party shall duly observe and perform its obligations under each Finance Document to which it is or is to become a party.
(b)	Notification of defaults (etc). The Borrower and the Guarantors shall promptly notify the Agent, upon becoming aware of the same (unless the Borrower and the Guarantors are already aware that the Agent has ben notified of the same), of:
(i)	the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation) which is reasonably likely to materially adversely affect any Security Party’s ability to perform its obligations under each Finance Document to which it is or is to become a party; and
(ii)	any damage or injury caused by or to a Vessel in excess of $1,000,000.

(c)	Confirmation of no default. The Borrower will, within two (2) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer or a duly authorized person of the Borrower and which states that:
(i)	no Event of Default or Potential Event of Default has occurred; or
(ii)	no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.1(c) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 40% of the Loan or (if no Advances have been made) Commitments exceeding 40% of the Total Commitments, and this Clause 11.1(c) does not affect the Borrower’s obligations under Clause 11.1(b).

(d)	Notification of litigation. The Borrower will provide the Agent with details of any material litigation, arbitration or administrative proceedings involving the Borrower, any other Security Party, an Approved Manager that is an affiliate of the Borrower and managing any Vessel, or any Vessel, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the litigation, arbitration or administrative proceedings cannot be considered material in the context of any Finance Document.
(e)	Provision of further information. The Borrower and each Guarantor will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:
(i)	the Borrower, the Guarantors or any their respective subsidiaries and Affiliates;
(ii)	any assets subject to a Security Interest in favor of the Security Trustee and the compliance of any Security Party with any Finance Document;
(iii)	the financial condition, assets and operations of the Security Parties; or
(iv)	any other matter relevant to, or to any provision of, a Finance Document,

which may be reasonably requested by the Agent, the Security Trustee, any Lender or any Swap Bank at any time.

(f)	Books of record and account; separate accounts.
(i)	Each of the Borrower and the Guarantors shall keep separate and proper books of record and account in which full and materially correct entries shall be made of all financial transactions and the assets and business of each of the Borrower and the Guarantors in accordance with GAAP, and the Agent shall have the right to examine the books and records of each of the Borrower and the Guarantors wherever the same may be kept from time to time as it reasonably sees necessary, or to cause an examination to be made by a firm of accountants selected by it, provided that, in each case, any examination shall be done during normal business hours without undue interference with the day to day business operations of the Borrower or the Guarantors, as the case may be and it may not be done more than once per year (unless an Event of Default has occurred and is continuing) and at the Agent’s sole cost and expense (unless a Potential Event of Default has occurred and is continuing, in which case such examination shall be for the Borrower’s account).
(ii)	Each of the Borrower and the Guarantors shall keep separate accounts and shall not co-mingle assets with each other or any other person except for funds held in the Earnings Accounts.
(g)	Financial reports; Sustainability Certificate. The Borrower or the Parent Guarantor, as applicable, shall prepare and deliver to the Agent:
(i)	as soon as reasonably practicable, but not later than 60 days after the end of each of the first three quarters of each Fiscal Year, of the Parent Guarantor, quarterly reports on Form 10-Q (or any successor form) containing the unaudited consolidated financial statements for the Parent Guarantor in respect of each such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, certified as having been reviewed by its chief financial officer (or equivalent);
(ii)	as soon as reasonably practicable, but not later than 120 days after the end of each Fiscal Year of the Parent Guarantor to which they relate, an annual report on Form 10-K (or any successor form) containing the audited consolidated financial statements for the Parent Guarantor in respect of such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, certified as having been audited by an Acceptable Accounting Firm;
(iii)	as soon as reasonably practicable, but in any event prior to the beginning of each Fiscal Year, an annual forecast, consisting of a profit and loss statement, a cash flow statement and a balance sheet for the upcoming Fiscal Year of the Parent Guarantor;
(iv)	together with the financial statements that delivered in (i) and (ii) above, a Compliance Certificate signed by the chief financial officer (or equivalent) of the Parent Guarantor;
(v)	within 180 days after the end of each calendar year, a Sustainability Certificate for the prior calendar year; provided that, a failure to deliver such Sustainability Certificate by such date shall not result in an Event of Default but shall result in a upward Sustainability Pricing Adjustment in accordance with the definition of Sustainability Pricing Adjustment; and
(vi)	prior to each financial year, a consolidated budget (consisting of a profit and loss statement, a cash flow statement and a balance sheet for the upcoming financial year) with respect to the Parent Guarantor;
(vii)	as soon as reasonably practicable, but not later than five (5) Business Days after each June 30 and December 31, the mark-to-market value of the Transactions under the Master Agreements then in effect; and
(viii)	such further relevant financial information (including without limitation fleet employment, operating expenses and debt levels per Vessel, subject always to the confidentially restrictions of the charterparty agreements relating to any such Vessel, such confidentiality restrictions being subject always to requirements of United States securities laws for disclosure) as may be reasonably requested by the Agent, each to be in such form as the Agent may reasonably request;

provided that the Parent Guarantor will be deemed to have furnished to the Agent such reports and information in (i) and (ii) above if the Parent Guarantor has filed such reports and information with the SEC via the EDGAR (or any successor system) and such reports and information are publicly available.

(h)	Appraisals of Fair Market Value. The Borrower shall procure and deliver to the Agent valuation certificates issued by two Approved Brokers selected and appointed by the Borrower, setting forth the Fair Market Value of each Vessel owned by an Owner Guarantor as follows:
(i)	at the Borrower’s expense, not later than thirty (30) days after the end of each of the second and fourth fiscal quarters;
(ii)	at the Lenders’ expense, at all other times upon the request of the Agent or the Majority Lenders, unless an Event of Default has occurred and is continuing, in which case the Borrower shall procure it at its expense as often as requested;

provided that if there is a difference of or in excess of 10% between the two valuations obtained, the Borrower shall, at its sole expense, obtain a third valuation from an Approved Broker appointed by the Agent in consultation with the Borrower; and provided further that for Vessels built in the same year and with similar specifications (“Sister Vessels”), valuation certificates issued by two (2) Approved Brokers setting forth the Fair Market Value for one (1) Sister Vessel shall be acceptable for each similar Sister Vessel.

(i)	Taxes. Each Security Party shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Vessel or criminal liability, or (iii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of the Borrower or any other Security Party or to affect the legality, validity, binding effect or enforceability of the Finance Documents.
(j)	Consents. Each Security Party shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of all of its obligations under each Finance Document to which it is or is to become a party, and shall deliver a copy of all such consents to the Agent promptly upon its request.
(k)	Compliance with applicable law. Each Security Party shall comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating thereto, the failure to comply with which would be likely to have a material adverse effect on the financial condition of such Security Party or affect the legality, validity, binding effect or enforceability of each Finance Document to which it is or is to become a party.
(l)	Existence. Each Security Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation, such jurisdiction to be acceptable to the Lenders, provided that Marshall Islands, Liberia and Singapore are deemed acceptable.
(m)	Conduct of business.
(i)	The Borrower shall conduct business only in connection with, or for the purpose of, directly or indirectly owning and operating the Vessels and the Excluded Vessels and directly or indirectly owning the Equity Interests of each of the Owner Guarantors and Excluded Subsidiaries and such other business ancillary or incidental thereto.
(ii)	Each Owner Guarantor shall conduct business only in connection with, or for the purpose of, owning, managing, chartering and operating the Vessel owned by it.
(iii)	Each Security Party shall conduct business in its own name and observe all corporate and other formalities required by its constitutional documents and no change will be made to the legal names of the Security Parties.
(n)	Properties.
(i)	Except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of a Security Party or affect the legality, validity, binding effect or enforceability of the Finance Documents, each Security Party shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(ii)	Each Security Party shall obtain and maintain good and marketable title or the right to use or occupy all real and personal properties and assets (including intellectual property) reasonably required for the conduct of its business.
(iii)	Each Security Party shall maintain and protect its intellectual property and conduct its business and affairs without infringement of or interference with any intellectual property of any other person in any material respect and shall comply in all material respects with the terms of its licenses.
(o)	Loan proceeds. The Borrower shall use the proceeds of each Advance solely (i) for the refinancing of the Financial Indebtedness under the Existing Facility Agreements (to the extent the Financial Indebtedness under such Existing Facility Agreement is outstanding on the relevant Drawdown Date) and (ii) for general corporate and working capital purposes.
(p)	Change of place of business. The Borrower shall notify the Agent promptly of any change in the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.

(q)	Pollution liability. Each Security Party shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Creditor Parties with respect thereto.
(r)	Subordination of loans. Each of the Borrower and the Owner Guarantors shall cause all loans made to it by any Affiliate, parent or subsidiary and all sums and other obligations (financial or otherwise) owed by it to any Affiliate, parent or subsidiary to be fully subordinated to all Secured Liabilities pursuant to a Subordination Agreement.
(s)	Anti-Bribery and Corruption. Each Security Party shall:
(i)	conduct its businesses in compliance with Anti-Bribery and Corruption Laws;
(ii)	maintain policies and procedures designed to promote and achieve compliance with Anti-Bribery and Corruption Laws in force from time to time; and
(iii)	use commercially reasonable efforts to procure that any third party acting on its behalf shall act in such capacity in compliance in all material respects with Anti-Bribery and Corruption Laws.
(t)	Sanctions.
(i)	No Security Party shall take any action, make any omission or use (directly or indirectly) any proceeds of an Advance, in a manner that:
(A)	is a breach of Sanctions; and/or;
(B)	causes (or will cause) a breach of Sanctions by any Creditor Party.
(ii)	No Security Party shall, directly or indirectly, use the proceeds of the Term Loan Facility or the Revolving Credit Facility, or lend, contribute or otherwise make available such proceeds to any Restricted Party, or (ii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Facility, whether as underwriter, advisor, investor, or otherwise).
(iii)	No Security Party shall fund any payment under the Loan out of proceeds derived from a Restricted Party.
(u)	Money laundering. Each of the Borrower and each Guarantor shall to the best of its knowledge and ability comply, and cause each of its subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.
(v)	ERISA. Promptly upon a breach of Clause 10.20 (ERISA) (or an action that would be a breach of such representation when repeated pursuant to Clause 10.30 (Repetition)), the Borrower shall furnish or cause to be furnished to the Agent, with copies for each of the Lenders, written notice thereof and the action, if any, which the relevant Security Party has taken and proposes to take with respect thereto.
(w)	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of any Security Party under or in connection with any Finance Document shall, to the knowledge of such Security Party after due inquiry, be true and not misleading in all material respects and shall not omit any material fact or consideration.
(x)	Member and creditor notices. Each of the Borrower and the Guarantors shall send the Agent, at the same time as they are dispatched, copies of all material communications which are dispatched to its (i) members or shareholders (or equivalent) or any class of them or (ii) creditors generally provided that the Parent Guarantor will be deemed to have furnished to the Agent such information if the Parent Guarantor filed such information with the SEC via EDGAR (or any successor system) and such information is publicly available.
(y)	Maintenance of Security Interests. Each of the Borrower and the Guarantors shall:
(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(ii)	without limiting the generality of paragraph (i), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
(z)	“Know your customer” checks. If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;
(ii)	any change in the status of the Borrower or any other Security Party after the Effective Date; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement or any Master Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, or an existing Lender’s internal procedures require updated “know your customer” checks on a periodic basis, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(aa)	Recycling of Vessels. The Borrower and each Owner Guarantor shall ensure that any Vessel which is being scrapped or taken out of service while under the ownership of an Owner Guarantor is recycled at a yard which conducts its recycling business in compliance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and with the guidelines issued by the IMO in connection with such Convention and/or EU Ship Recycling Regulation, 2013.
(bb)	Poseidon Principles. Upon the request of any Lender which is a signatory to the Poseidon Principles at the time of such request and at the cost of the Borrower, on or before 31st July in each calendar year, the Borrower shall supply or procure the supply to the Agent (for further transmission to such Lender) of all information necessary in order for that Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, together with a Carbon Intensity and Climate Alignment Certificate, in each case relating to the Vessels for the preceding calendar year provided always that no Lender shall publicly disclose such information with the identity of a Vessel without the prior written consent of the Borrower. For the avoidance of doubt, such information shall be confidential under this Agreement, but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.
(cc)	Further assurances. From time to time, at its reasonable expense, the Borrower and each of the Guarantors shall duly execute and deliver to the Agent such further documents and assurances as the Majority Lenders, the Swap Banks or the Agent may request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.
(dd)	Beneficial Ownership Certification. The Borrower will promptly notify the Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of the beneficial owners identified in parts (c) and (d) of such certificate.
11.2	Negative covenants

From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)	Security Interests. (i) None of the Borrower or the Guarantors (other than the Parent Guarantor) shall create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests, and (ii) the Parent Guarantor shall not create, assume or permit to exist any Security Interest whatsoever upon any Collateral whether now owned or hereafter acquired, except for Permitted Security Interests.

(b)	Sale of assets; merger. No Security Party shall sell, transfer or lease all or substantially all of its properties and assets, or enter into any transaction of merger or consolidation, corporate reconstruction, including any division or series transaction, or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) provided that (i) an Owner Guarantor may sell or charter any Vessel owned by it pursuant to the terms of this Agreement, (ii) the Borrower may sell or dispose of any Equity Interests in an Excluded Subsidiary, and (iii) a Security Party shall be permitted to merge with the prior consent of the Agent, acting on the instructions of the Majority Lenders, provided such Security Party is the surviving entity.
(c)	No contracts other than in ordinary course of business. None of the Borrower or the Guarantors (other than Parent Guarantor) shall enter into any transactions or series of related transactions with third parties other than in the ordinary course of its business.
(d)	Affiliate transactions. None of the Borrower or the Owner Guarantors shall enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to such Borrower or Owner Guarantor as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate.
(e)	Change of business.
(i)	No substantial change will be made to the general nature of the business of the Parent Guarantor from that carried on as at the Effective Date.
(ii)	The Borrower shall not change the nature of its business or commence any business other than in connection with, or for the purpose of, directly or indirectly owning and operating the Vessels and the Excluded Vessels and directly or indirectly owning the Equity Interests of each of Owner Guarantors and the Excluded Subsidiaries and such other business ancillary or incidental thereto.
(iii)	None of the Owner Guarantors shall change the nature of its business or commence any business other than in connection with, or for the purpose of, owning, managing, chartering and operating the Vessel owned by it and such other business ancillary or incidental thereto.
(f)	Negative pledge. The Security Parties shall not permit any pledge or assignment of the Equity Interests (other than the Parent Guarantor) except in favor of the Security Trustee to secure the Secured Liabilities.
(g)	Increases in capital. None of the Security Parties (other than the Parent Guarantor) shall increase its capital by way of the issuance of any class or series of Equity Interests or create any new class of Equity Interests that is not subject to a Security Interest to secure the Secured Liabilities.
(h)	Financial Indebtedness; Trade payables.
(i)	None of the Borrower or the Owner Guarantors shall incur any Financial Indebtedness other than Permitted Financial Indebtedness.

(ii)	None of the Owner Guarantors shall incur unsecured trade credit (excluding trade credit granted by it to its vendors on normal commercial terms in the ordinary course of its trading activities which is not overdue for payment.
(i)	Dividends. If:
(i)	an Event of Default has occurred and is continuing;
(ii)	an Event of Default would result therefrom;
(iii)	the Parent Guarantor is not in compliance with any of the covenants in Clause 12 (Financial Covenants); or
(iv)	any payment of dividends or any form of distribution or return of capital would result in the Parent Guarantor not being in compliance with any of the covenants in Clause 12 (Financial Covenants),

neither the Parent Guarantor nor the Borrower nor any Owner Guarantor shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes.

Except as provided in this Clause 11.2(i) (Dividends), neither the Borrower nor any Owner Guarantor will permit any restriction (1) to declare or pay any dividends or return any capital to the Parent Guarantor or the Borrower, respectively, or authorize or make any other distribution, payment or delivery of property or cash to the Parent Guarantor or the Borrower, respectively, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding or to pay any Financial Indebtedness owed to the Parent Guarantor or the Borrower, respectively, or (2) to repay and/or make any subordinated loans to the Parent Guarantor or the Borrower, respectively, or set aside any funds for any of the foregoing purposes, or (3) to transfer any of its assets to the Parent Guarantor or the Borrower, respectively.

(j)	Loans and investments. None of the Owner Guarantors or the Borrower shall make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise provided that (i) the Borrower shall be permitted to make investments, but not make loans or advances (other than to a Security Party subject to Clause 11.1(r)) and (ii) the Borrower shall be permitted to make other investments and enter into working capital maintenance or similar agreements in connection with its indirect ownership in the Excluded Vessels provided that any such investments or expenditure shall not exceed $2,000,000 per Excluded Vessel and $28,000,000 in the aggregate.
(k)	Acquisition of capital assets. None of the Borrower or the Owner Guarantors shall acquire any capital assets (including any vessel other than a Vessel) by purchase, charter or otherwise,

provided that for the avoidance of doubt nothing in this Clause 11.2(k) shall prevent or be deemed to prevent capital improvements being made to a Vessel or an Excluded Vessel.
(l)	Sale and leaseback. None of the Owner Guarantors shall enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any of its property, whether real or personal, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.
(m)	Changes to Fiscal Year and accounting policies. (i) Without the permission of the stockholders of the Parent Guarantor and providing at least thirty (30) days’ prior written notice to the Agent, none of the Borrower or the Guarantors shall change its Fiscal Year, and (ii) none of the Borrower or the Guarantors shall make or permit any change in accounting policies affecting (x) the presentation of financial statements or (y) reporting practices, except in the case of this clause (ii) in accordance with GAAP or pursuant to the requirements of applicable laws or regulations.
(n)	Jurisdiction of incorporation or formation; Amendment of constitutional documents. No Security Party shall change the jurisdiction of its incorporation or formation or amend its constitutional documents affecting in any material way its ability to perform the obligations under the Finance Documents.
(o)	Sale of Vessel. No Owner Guarantor shall consummate the sale of the Vessel owned by it without paying or causing to be paid all amounts due and owing under Clause 8.7 prior to or simultaneously with the consummation of such sale.
(p)	Change of location. None of the Borrower or the Guarantors shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.
(q)	ERISA. None of the Borrowers or the Guarantors shall act, permit or fail to act in any manner that results in any of the representations set forth in Clause 10.20(b)-(e) becoming untrue on any date during the term of this Agreement, with such representations being deemed repeated on each date during the term of this Agreement for purposes of this Clause 11.2(q).
12	Financial Covenants
12.1	General

From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Parent Guarantor undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 12 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

12.2	Minimum consolidated liquidity

The Parent Guarantor shall at all times maintain a Consolidated Liquidity of at least equal to the greater of (a) $27,500,000, and (b) 5% of consolidated interest-bearing debt, to be tested on the last day of each fiscal quarter.

12.3	Maximum Leverage Ratio

The Parent Guarantor shall at all times maintain a ratio of Consolidated Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00, to be tested on the last day of each fiscal quarter.

12.4	Minimum Shareholders’ Equity

The Parent Guarantor shall at all times maintain minimum Shareholders’ Equity equal to $400,000,000, to be tested on the last day of each fiscal quarter.

12.5	Working Capital

The Borrower shall at all times maintain positive Working Capital, to be tested on the last day of each fiscal quarter.

13	Marine Insurance Covenants
13.1	General

From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 13 except as the Agent and the Security Trustee, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

13.2	Maintenance of obligatory insurances

Each Owner Guarantor shall keep the Vessel owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery, hull interest and excess risks);
(b)	war risks (including terrorism, piracy and confiscation); and
(c)	protection and indemnity risks.
13.3	Terms of obligatory insurances

Each Owner Guarantor shall affect such insurances in respect of the Vessel owned by it:

(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)	when aggregated with the insured values of the other Vessels subject to a Mortgage, 120% of the sum of the available Commitments and Loan outstanding; and
(ii)	the Fair Market Value of the Vessel owned by it;

provided that, not less than 80% of the Fair Market Value shall be on a hull and machinery basis, while the remaining part of the insured value may be taken out by way of hull and/or freight interest insurance cover where the insurances are subject to the American Institute Clauses 1977.

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available in the insurance market for vessels of similar age, size and type as such Vessel under basic protection and indemnity club entry and in the international marine insurance market (in the case of oil pollution liability risks, currently $1,000,000,000);
(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Vessel owned by it;
(e)	on approved terms; and
(f)	through Approved Insurance Brokers and with insurance companies and/or underwriters in each case having a minimum credit rating of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd, or A3 or higher by Moody’s Investors Service Limited (or a comparable rating from an internationally recognized credit rating agency)) or, in the case of protection and indemnity risks, with members of the International Group of P&I Clubs.
13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Owner Guarantor shall procure that the obligatory insurances affected by it shall:

(a)	subject always to paragraph (b), name that Owner Guarantor as the sole named assured unless the interest of every other named assured is stated in the cover notes for the insurance policy and is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third-party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third-party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) to subordinate or assign its interests in the Insurances and that any deductible shall be apportioned between that Owner Guarantor and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	name the Security Trustee as mortgagee and loss payee with such directions for payment as the Security Trustee may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and
(f)	provide that the Security Trustee may make proof of loss if that Owner Guarantor fails to do so.
13.5	Renewal of obligatory insurances

Each Owner Guarantor shall:

(a)	at least fourteen (14) days before the expiry of any obligatory insurance, notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner Guarantor proposes to renew that obligatory insurance and of the proposed terms of renewal;
(b)	at least seven (7) days before the expiry of any obligatory insurance, renew that obligatory insurance; and
(c)	procure that the brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6	Copies of policies; letters of undertaking

Each Owner Guarantor shall ensure that all brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to affect or renew and of a letter or letters or undertaking in a form required by the Majority Lenders and including undertakings by the brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the requirements of the Insurance Assignment for that Owner Guarantor’s Vessel;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances or if they cease to act as brokers;
(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner Guarantor or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Vessel owned by that Owner Guarantor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Vessel or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Vessel forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry

Each Owner Guarantor shall ensure that any protection and indemnity and/or war risks associations in which the Vessel owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Vessel;
(b)	a letter or letters of undertaking in such form as may be required by the Majority Lenders; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Vessel.
13.8	Deposit of original policies

Each Owner Guarantor shall ensure that all policies relating to obligatory insurances are deposited with the brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Owner Guarantor shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

Each Owner Guarantor shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

No Owner Guarantor shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Owner Guarantor shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;
(b)	no Owner Guarantor shall make any changes relating to the classification or classification society or manager or operator of the Vessel owned by it unless approved by the underwriters of the obligatory insurances; and
(c)	no Owner Guarantor shall employ the Vessel owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.12	Alteration to terms of insurances

No Owner Guarantor shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims

No Owner Guarantor shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the consent of the Security Trustee, and if so requested by the Security Trustee, shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications

Each Owner Guarantor shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Owner Guarantor and:

(a)	the brokers;
(b)	the protection and indemnity and/or war risks associations; and
(c)	the insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Owner Guarantor’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between that Owner Guarantor and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.15	Provision of information

In addition, each Owner Guarantor shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker (appointed in consultation with the Borrower) as to the adequacy of the obligatory insurances effected or proposed to be effected, which may be obtained by the Security Trustee prior to the Drawdown Date in respect of a Vessel; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and that Owner Guarantor shall, forthwith upon demand, indemnify the Security Trustee in respect of all reasonable and documented fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a), provided that the Security Trustee shall provide the Borrower with a “not to exceed” budget for such services for approval by the Borrower prior to the commencement of any such services, such approval not  to be unreasonably withheld.

13.16	Mortgagee’s interest, additional perils and political risk insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew (i) mortgagee’s interest marine insurance, and/or (ii) mortgagee’s interest additional perils insurance in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower and the Owner Guarantors, jointly and severally, shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable and documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements

The Security Trustee may and, on instruction of the Majority Lenders, shall review, at the reasonable expense of the Borrower, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the Effective Date which are, in the reasonable opinion of the Agent or the Majority Lenders significant and capable of affecting the relevant Security Party or a Vessel and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the relevant Security Party may be subject.)

13.18	Modification of insurance requirements

The Security Trustee shall notify the Borrower and the Owner Guarantors of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Majority Lenders, shall reasonably consider appropriate in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrower and the Owner Guarantors as an amendment to this Clause 13 and shall bind the Borrower and the Owner Guarantors accordingly.

13.19	Compliance with instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Vessel to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Security Party implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14	Vessel Covenants
14.1	General

From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

14.2	Vessel’s name and registration; Mortgage

Each Owner Guarantor shall:

(a)	keep the Vessel owned by it registered in its name under the law of an Approved Flag;
(b)	not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and
(c)	do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to make it unlawful or contrary to Sanctions for a Security Party to perform any of its obligations under the Finance Documents; and
(d)	without prior notification to the Agent and without taking all such actions reasonably required by the Agent to ensure the Security Interest in the applicable Vessel and related assets under the Finance Documents remain in full force and effect (together with any applicable corporate authorizations and legal opinions), not change the name or port of registry on which such Vessel was registered when it became subject to a Mortgage; and
(e)	ensure the Mortgage on its Vessel remains permanently registered until released in accordance with this Agreement.
14.3	Repair and classification

Each Owner Guarantor shall keep the Vessel owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain a class notation of 1A (or equivalent) for that Vessel with the Classification Society, free of material overdue recommendations and adverse notations; and
(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Vessel is registered or to vessels trading to any jurisdiction to which that Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification Society instructions and undertaking

Each Owner Guarantor shall instruct the Classification Society referred to in Clause 14.3(b) (and use commercially reasonable efforts to procure that the Classification Society undertakes with the Security Trustee) as follows, or provide another instruction to the Classification Society on such Classification Society’s standard form and in a form acceptable to the Agent:

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Classification Society in relation to that Owner Guarantor’s Vessel;
(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner Guarantor and the Vessel owned by it either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrower’s account manager and designating the Security Trustee as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise;
(c)	to notify the Security Trustee immediately in writing if the Classification Society:
(i)	receives notification from that Owner Guarantor or any other person that that Vessel’s Classification Society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a condition of class or a recommendation, or a change, suspension, discontinuance, withdrawal or expiry of that Vessel’s class under the rules or terms and conditions of that Owner Guarantor’s or that Vessel’s membership of the Classification Society;
(d)	following receipt of a written request from the Security Trustee:
(i)	to confirm that that Owner Guarantor is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or
(ii)	if that Owner Guarantor is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.
14.5	Modification

No Owner Guarantor shall make any modification or repairs to, or replacement of, the Vessel owned by it or equipment installed on that Vessel which would materially alter the structure, type or performance characteristics of that Vessel or in a manner which materially reduces its value or negatively impacts its operations.

14.6	Removal of parts

No Owner Guarantor shall remove any material part of the Vessel owned by it, or any item of equipment installed on, that Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Vessel, the property of that Owner Guarantor and subject to the security constituted by the Mortgage, provided that an Owner Guarantor may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel owned by it.

14.7	Surveys

Each Owner Guarantor, at its sole expense, shall submit the Vessel owned by it regularly to all periodical or other surveys which are required for classification purposes and, if so required by the Majority Lenders, provide the Security Trustee, at that Owner Guarantor’s sole expense, with a copy of any survey reports.

14.8	Inspection

Each Owner Guarantor shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of the Borrower and that Owner Guarantor) to board the Vessel owned by it at all reasonable times (provided that unless an Event of Default has occurred and is continuing, there shall be no more than two (2) such persons permitted aboard the relevant Vessel at any time and any such person shall be appropriately insured against any personal injury sustained or death occurring abord a Vessel) but not more than one time per year with fifteen (15) Business Days prior written notice to the relevant Owner Guarantor to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.  The Security Trustee shall ensure that the operation and commercial employment of that Vessel is not unreasonably interfered with, including requiring a deviation or causing a breach of any charterparty.

14.9	Prevention of and release from arrest

Each Owner Guarantor shall promptly discharge (but no sooner than the payment terms required in each case):

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Vessel owned by it, the Earnings or the Insurances; and
(c)	all other accounts payable whatsoever in respect of the Vessel owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Vessel owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Owner Guarantor shall procure its release by providing bail or otherwise as the circumstances may require (except to the extent such arrest or detention results from illegal sovereign action).

14.10	Compliance with laws etc.

The Borrower and each Guarantor shall:

(a)	comply, or procure material compliance with, all laws or regulations:
(i)	relating to its business generally; or
(ii)	in the case of each Owner Guarantor, relating to the ownership, employment, operation and management of the Vessel owned by it,

including but not limited to the ISM Code, the ISPS Code, the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the IMO, all Environmental Laws and all Sanctions;

(b)	without prejudice to the generality of paragraph (a) above, not employ the Vessel owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code; all Environmental Laws and all Sanctions;
(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel owned by it to enter or trade to any zone which is declared a war zone by any government or by that Vessel’s war risks insurers unless the prior written consent of the Majority Lenders has been given and that Owner Guarantor has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require; and
(d)	prevent the Vessel from being used, directly or, to the best of its knowledge, indirectly
(i)	by, or for the benefit of, any Restricted Party in breach of Sanctions; and/or
(ii)	in any trade which would reasonably be expected to expose the Vessel, any Creditor Party, any manager of the Vessel, the ship’s crew or the Vessel’s insurers to enforcement proceedings or any other negative consequences whatsoever arising from Sanctions;
(e)	not cause or permit a Vessel to be registered in a Sanctioned Country;
(f)	not cause or permit a Vessel to be used in or otherwise to go to, stop in or call at, a Sanctioned Country; and
(g)	ensure that each Charter in respect of a Vessel contains contractual language which has the effect of prohibiting the use of the Vessel in violation of any Sanctions.
14.11	Provision of information

Each Owner Guarantor shall promptly provide the Security Trustee with any information which the Majority Lenders reasonably request regarding the Vessel owned by it, its employment, position, use or operation, including details of towages and salvages.

14.12	Notification of certain events

Each Owner Guarantor shall immediately notify the Security Trustee by Email, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Vessel owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or condition made by any insurer or classification society or by any competent authority which is not promptly complied with;
(d)	any arrest or detention of the Vessel owned by it, any exercise or purported exercise of any Security Interest on that Vessel or the Earnings or any requisition of that Vessel for hire;
(e)	any confirmed dry docking of the Vessel owned by it;
(f)	any Environmental Claim made against that Owner Guarantor or in connection with the Vessel owned by it, or any Environmental Incident;
(g)	any legal or administrative action taken by any Sanctions Authority against or affecting any Security Party or any Vessel;
(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner Guarantor, the Approved Manager or otherwise in connection with the Vessel owned by it; or
(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and that Owner Guarantor shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Owner Guarantor’s, an Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

No Owner Guarantor shall:

(a)	let the Vessel owned by it on demise or bareboat charter for any period;
(b)	charter the Vessel owned by it otherwise than on bona fide arm’s length terms at the time when that Vessel is fixed (it being understood and agreed that a charter entered into with Helios LPG Pool shall not be automatically deemed to not be on arm’s length terms by virtue of such charter being entered into with Helios LPG Pool);
(c)	appoint a manager of the Vessel owned by it other than an Approved Manager or agree to any material alteration to the terms or termination of any Approved Management Agreement;
(d)	de-activate or lay up the Vessel owned by it; or

(e)	change the classification society of the Vessel owned by it other than to another Classification Society; or
(f)	charter in any vessel from a third party; or
(g)	change the flag of the Vessel other than to another Approved Flag and provided the Owner Guarantor has taken all such actions reasonably required by the Agent to ensure the Security Interest in the applicable Vessel and related assets under the Finance Documents remain in full force and effect following such change (together with any applicable corporate authorizations and legal opinions);

and in the case of paragraphs (d) or (f) above, without the consent of the Lenders, not to be unreasonably withheld.

14.14	Copies of Charters; Charter Assignment

Provided that all approvals necessary under Clause 14.13 have been previously obtained, each Owner Guarantor shall:

(a)	furnish promptly to the Agent a true and complete copy of any Charter, for the Vessel owned by it, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and
(b)	in respect of any such Charter, execute and deliver to the Agent a Charter Assignment and execute and deliver to the charterer the relevant notice required to be delivered thereunder.
14.15	Notice of Mortgage

Each Owner Guarantor shall keep the Mortgage registered against the Vessel owned by it as a valid first preferred or first priority mortgage, as the case may be, carry on board that Vessel a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room of that Vessel a laminated printed notice stating that such Vessel is mortgaged by that Owner Guarantor to the Security Trustee.

14.16	Sharing of Earnings

No Owner Guarantor shall enter into any agreement or arrangement for the sharing of any Earnings (other than a pooling arrangement approved pursuant to the terms of this agreement) with anyone else other than the other Owner Guarantors.

14.17	ISPS Code

Each Owner Guarantor shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Vessel owned by it and the company responsible for that Vessel’s compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for that Vessel an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
14.18	Green Passport

Each Owner Guarantor will procure that the Vessel owned by it maintains and carries on board a Green Passport, or equivalent document acceptable to the Agent.

15	Collateral Maintenance Ratio
15.1	General

From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

15.2	Collateral Maintenance Ratio

If, at any time, the Agent notifies the Borrower that:

(a)	the aggregate Fair Market Value of the Vessels subject to a Mortgage and not the subject of a Total Loss; plus
(b)	the net realizable value of any additional Collateral previously provided under this Clause 15,

is below 145% of the Loans outstanding (such ratio being the “Collateral Maintenance Ratio”), the Agent (acting upon the instruction of the Majority Lenders) shall have the right to require the Borrower to comply with the requirements of Clause 15.3.

15.3	Provision of additional Collateral; prepayment

If the Agent serves a notice on the Borrower under Clause 15.2, the Borrower shall prepay such part (at least) of the Term Loan Facility or the Revolving Facility as will eliminate the shortfall on or before the date falling fourteen (14) days after the date on which the Agent’s notice is served under Clause 15.2 (the “Prepayment Date”) unless on or prior to the Prepayment Date it has provided, or ensured that a third party has provided, additional cash or security over other assets which, in the opinion of the Majority Lenders, has a net realizable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorization of the Majority Lenders, approve or require.

15.4	Value of additional vessel Collateral

The net realizable value of any additional cash or other assets which is provided under Clause 15.3 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value.

15.5	Valuations binding

Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrower and the Guarantors, as shall be any valuation which the Majority Lenders make of any additional cash or other assets which does not consist of or include a Security Interest.

15.6	Provision of information

The Borrower shall promptly provide the Agent and any Approved Broker acting under Clause 15.4 with any information which the Agent or the Approved Broker may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker considers prudent.

15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrower’s obligations under Clauses 21.2, 21.3 and 22.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or other expert instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15, provided that, for the avoidance of doubt, for so long as no Event of Default has occurred and is continuing, the Borrower shall be required to deliver and be responsible for the costs of valuations of the Vessels only on a semi-annual basis in accordance with the terms of this Agreement.

15.8	Release of additional Collateral

Any additional Collateral provided pursuant to Clause 15.3 above shall be released within five (5) Business Days of the Borrower’s request provided the Collateral Maintenance Ratio has been met without such additional Collateral on the next testing date for which valuations are provided under Clause 11.1(h)(i).

15.9	Application of prepayment

Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.3.

16	Guarantee
16.1	Guarantee and indemnity

In order to induce the Lenders to make the Loan to the Borrower and to induce the Swap Banks to enter into the Designated Transactions with the Borrower, each Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees, as a primary obligor and not merely as a surety, to each Creditor Party, the punctual payment and performance by the Borrower when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of the Borrower, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Secured Liabilities”). Notwithstanding the

foregoing, “Guaranteed Secured Liabilities”, with respect to any Guarantor, shall not include any Excluded Swap Secured Liabilities of such Guarantor;
(b)	undertakes with each Creditor Party that whenever the Borrower does not pay any Guaranteed Secured Liabilities when due, such Guarantor shall immediately on demand pay that Guaranteed Secured Liability as if it were the primary obligor; and
(c)	indemnifies each Creditor Party immediately on demand against any cost, loss or liability suffered or incurred by that Creditor Party (i) if any Guaranteed Secured Liability is or becomes unenforceable, invalid or illegal or (ii) by operation of law as a consequence of the transactions contemplated by the Finance Documents. The amount of the cost, loss or liability shall be equal to the amount which that Creditor Party would otherwise have been entitled to recover.
16.2	Continuing guarantee

This guarantee:

(a)	is a continuing guarantee;
(b)	constitutes a guarantee of punctual performance and payment and not merely of collection;
(c)	is joint and several with any other guarantee given in respect of the Guaranteed Secured Liabilities and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by any Creditor Party in respect of the Guaranteed Secured Liabilities;
(d)	shall remain in full force and effect until the later of the termination of the Total Commitments and the payment and performance in full of the Guaranteed Secured Liabilities and all other amounts payable hereunder regardless of any intermediate payment or discharge in whole or in part; and
(e)	shall be binding upon each Guarantor, its successors and permitted assigns.
16.3	Performance of Guaranteed Secured Liabilities; obligations pari passu
(a)	Each Guarantor agrees that the Guaranteed Secured Liabilities will be performed and paid strictly in accordance with the terms of the relevant Finance Document regardless of any law or regulation or order of any court:
(i)	affecting (A) any term of such Finance Document or the rights of any of the Creditor Parties with respect thereto or (B) the Borrower’s ability or obligation to make or render, or right of any Creditor Party to receive, any payments or performance due thereunder; or
(ii)	which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower.
(b)	The obligations of each Guarantor under this guarantee shall rank pari passu with all other unsecured obligations of such Guarantor.

16.4	Reinstatement

If any payment of any of the Guaranteed Secured Liabilities is rescinded, discharged, avoided or reduced or must otherwise be returned by a Creditor Party or any other person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Security Party or otherwise:

(a)	this guarantee shall continue to be effective or be reinstated, and the liability of each Guarantor hereunder shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Creditor Party shall be entitled to recover the value or amount of that payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
16.5	Liability absolute and unconditional

The obligations of each Guarantor under this Clause 16 shall be irrevocable, absolute and unconditional and shall not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;
(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure or status of a Security Party or any other person (including without limitation any change in the holding of such Security Party’s or other person’s Equity Interests);
(e)	any amendment to or replacement of a Finance Document or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any Security Party or any other person under any Finance Document or any other document or security;
(g)	any bankruptcy, insolvency or similar proceedings; or
(h)	any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Security Party.
16.6	Waiver of promptness, etc.

Each of the Guarantors hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed

Secured Liabilities and this guarantee and any requirement that a Creditor Party protect, secure, perfect or insure any Security Interest or any property subject thereto or exhaust any right or take any action against any Security Party or any other person or entity or any Collateral.

16.7	Waiver of revocation, etc.

Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this guarantee.

16.8	Waiver of certain defenses

Each Guarantor hereby unconditionally and irrevocably waives:

(a)	any defense arising by reason of any claim or defense based upon an election of remedies by a Creditor Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Borrower, any of the other Security Parties, any other guarantor or any other person or entity or any Collateral; and
(b)	any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.
16.9	Waiver of disclosure, etc.

Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Creditor Party to disclose to the Guarantors any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Security Party or any of their respective subsidiaries now or hereafter known by any Creditor Party.

16.10	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the that Guarantor under this Clause 16.

16.11	Acknowledgment of benefits

Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in this Clause 16 are knowingly made in contemplation of such benefits.

16.12	Independent obligations

The obligations of each Guarantor under or in respect of this guarantee are independent of the Guaranteed Secured Liabilities or any other obligations of the Borrower or any other Security Party under or in respect of the Finance Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this guarantee irrespective of whether any action is brought against the Borrower or any other Security Party or whether the Borrower or any other Security Party is joined in any such action or actions.

16.13	Deferral of Guarantors’ rights

Until the Guaranteed Secured Liabilities have been irrevocably paid and performed in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Security Party;
(b)	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents; and/or
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Creditor Party.
16.14	Limitation of liability

Each of the Guarantors and the Creditor Parties hereby confirms that it is its intention that the Guaranteed Secured Liabilities not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law.  To effectuate the foregoing intention, each of the Guarantors and the Creditor Parties hereby irrevocably agrees that the Guaranteed Secured Liabilities guaranteed by each Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Secured Liabilities of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

16.15	Reliance of Creditor Parties

Each of the Creditor Parties has entered into this Agreement in reliance upon, among other things, this guarantee.

16.16	Release of an Owner Guarantor and of Owner Guarantors’ right of contribution

Upon the sale of its Vessel or if its Vessel is a Total Loss, an Owner Guarantor may request to be released as an Owner Guarantor hereunder and in respect of its obligations under the other Finance Documents to which it is a party.  Provided that no Event of Default has occurred and is continuing, or would result therefrom, and that no payment is then due from that Owner Guarantor  under any of the Finance Documents to which it is a party, upon the written approval of the Agent (acting with the consent of the Majority Lenders, such consent not to be unreasonably withheld), such Owner Guarantor shall be deemed a retiring guarantor (in such capacity, a “Retiring Guarantor”) and shall cease to be an Owner Guarantor hereunder and released from its obligations hereunder and under the other Finance Documents, and on the date such Retiring Guarantor ceases to be an Owner Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
16.17	Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Security Party to honor all of its obligations under this guarantee in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall be liable under this Clause 16.17 only for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 16.17, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Clause 16.17 shall remain in full force and effect until such Qualified ECP Guarantor is released pursuant to Clause 16.16.  Each Qualified ECP Guarantor intends that this Clause 16.17 constitute, and this Clause 16.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

17	Payments and Calculations
17.1	Currency and method of payments

All payments to be made by the Lenders or by the Security Parties (upon receipt of an invoice not less than 5 Business Days before the due date) under a Finance Document (other than under a Master Agreement) shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 4:00 p.m. (Paris time) on the due date;
(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);
(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower or a Guarantor to the Agent or any Lender, to the account of the Agent, with the following account details:

BANK NAME: JPMORGAN CHASE BANK, N.A.

ABA NO.: 021-000021

ACCOUNT NO.: 786419036

SWIFT CODE: CHASUS33XXX

BENEFICIARY: CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

SWIFT CODE: BSUIFRPPXXX

FOR FURTHER CREDIT TO

ACCOUNT NAME: INSTANCE MIDDLE OFFICE

ACCOUNT NUMBER: 00 117 313 255

IBAN: FR7631489000100011731325547

REFERENCE: ATTN: DORAN LPG LOAN FACILITY

or to such other account with such other bank as the Agent may from time to time notify to the Borrower, the other Security Parties and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
17.2	Payment on non-Business Day

If any payment by a Security Party under a Finance Document (other than under a Master Agreement) would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document (other than under a Master Agreement) which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360-day year.

17.4	Distribution of payments to Creditor Parties

Subject to Clauses 17.5, 17.6 and 17.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and
(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

17.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

17.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

17.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and
(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.
17.8	Agent may assume receipt

Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.11	Accounts prima facie evidence

If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrower or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18	Application of Receipts
18.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (including the Swap Banks under the Master Agreements) other than those amounts referred to at paragraphs (ii) and (iii) hereof (including, but without limitation, all amounts payable by the Borrower under Clauses 21, 22 and 23 of this Agreement or by the Borrower or any other Security Party under any corresponding or similar provision in any other Finance Document (other than the Master Agreements));
(ii)	second, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and to each Swap Bank (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or delver under section 9(h)(Interest and Compensation) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank at the time of application or distribution under this Clause 18);
(iii)	third, in or towards satisfaction pro rata of any principal then due and payable to the Creditor Parties in connection with the Loan and the Swap Exposure of each Swap Bank (calculated as at the actual Early Termination Date applying to each particular Designated Transaction entered into under the Master Agreements (or any of them), or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder and pro rata as between them);
(b)	SECOND: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

Notwithstanding the foregoing, no amount received from any Guarantor in respect of its Guaranteed Secured Liabilities shall be applied to any Excluded Swap Secured Liabilities.

18.2	Variation of order of application

The Agent may, with the authorization of the Lenders and the Swap Banks, by notice to the Borrower, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3	Notice of variation of order of application

The Agent may give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4	Appropriation rights overridden

This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

18.5	Payments in excess of Contribution
(a)	If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.
(b)	The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
(c)	Notwithstanding paragraphs (a) and (b) of this Clause 18.5, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.
(d)	Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.5 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.

19	Application of Earnings; Accounts
19.1	General

From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

19.2	Earnings Accounts
(a)	The Borrower shall be the holder of an account with the Account Bank which is designated as an Earnings Account for the purposes of the Finance Documents.
(b)	Each Owner Guarantor may, if required, open at any time, an account with the Account Bank which shall be designated as an Earnings Account for the purposes of the Finance Documents.
(c)	The Borrower and each of the Owner Guarantors shall ensure that all Earnings of each Vessel, all moneys payable to any Security Party under a Vessel’s Insurances and any net amount payable to the Borrower under any Master Agreement shall be paid by the persons from whom they are due to the Borrower’s Earnings Account (or, if applicable the Earnings Account held by the relevant Owner Guarantor) unless required to be paid to the Security Trustee under the relevant Finance Documents.
(d)	None of the Security Parties shall withdraw amounts standing to the credit of an Earnings Account except as permitted by paragraph (d) below.
(e)	If no Event of Default shall have occurred and be continuing, and subject always to clause 11.2(i), the Security Parties shall be permitted to withdraw amounts standing to the credit of the Earnings Accounts.
19.3	Location of accounts

The Borrower and each of the Guarantors, as the case may be, shall promptly:

(a)	comply with any reasonable requirement of the Agent as to the location or re-location of the Earnings Accounts; and
(b)	execute any documents which the Agent specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.
19.4	Debits for expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Accounts with prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.

19.5	Borrower’s obligations unaffected

The provisions of this Clause 19 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.
19.6	Restrictions on accounts

None of the Borrower or any of the Owner Guarantors shall maintain any accounts with any bank or financial institution other than with the Account Bank or the Agent provided that any such account held by the Borrower or any of the Owner Guarantors is subject to an Account Pledge.

20	Events of Default
20.1	Events of Default

An Event of Default occurs if:

(a)	the Borrower or any other Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document or, only in the case of sums payable on demand, within three (3) Business Days after the date when first demanded, provided that if such failure to pay a sum when due is solely the result of an administrative or technical error, it shall not constitute an Event of Default unless such failure continues unremedied for more than three (3) Business Days from the date such payment was due; or
(b)	any breach occurs of any of Clauses 9.2, 11.1(b), 11.1(s), 12, 13 or 15.3; or
(c)	any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by another paragraph of this Clause 20.1) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied for ten (10) Business Days after written notice from the Agent requesting action to remedy the same; or
(d)	subject to any applicable grace period specified in a Finance Document, any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b), (c) or (e) of this Clause 20.1); or
(e)	any representation, warranty or statement made or repeated by, or by an officer or director of, the Borrower or any other Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or
(f)	an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of a Borrower or Guarantor under any contract or agreement (other than the Finance Documents) to which such Security Party is a party and the value of which exceeds (i) in the case of the Parent Guarantor,

$10,000,000, and (ii) in the case of the Borrower or an Owner Guarantor, $1,000,000, and such event of default has not been cured within any applicable grace period;
(g)	any Financial Indebtedness of the Parent Guarantor in excess of $10,000,000, or of an Owner Guarantor or the Borrower in excess of $1,000,000 is not paid when due (or if there is a grace period, within such grace period) or, only in the case of sums payable on demand, when first demanded, except for any such Financial Indebtedness which is being contested by such Security Party in good faith and through appropriate proceedings and in a manner that does not involve any risk of sale, forfeiture, loss, confiscation or seizure of any Vessel; or
(h)	any Security Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or
(i)	any proceeding shall be instituted by or against any Security Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in the case of an involuntary proceeding:
(i)	such proceeding shall remain undismissed or unstayed for a period of 60 days; or
(ii)	any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or
(j)	all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, any Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government; or
(k)	a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues (the “assets”) of any Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Majority Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such Security Party does not procure that such action is lifted, released or expunged within twenty (20) Business Days of such action being (i) instituted and (ii) notified to such Security Party; or
(l)	any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000, in respect of the Borrower or an Owner Guarantor, or $10,000,000 in respect of the Parent Guarantor, (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against such Security Party and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(m)	any Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of the Vessel by the Owner Guarantor owning that Vessel or the Borrower; or
(n)	a Security Party or any subsidiary of it or any of their respective directors or officers becomes a Restricted Party or any Security Party or its subsidiary fails to comply with any Sanctions applicable to it; or
(o)	it becomes unlawful or impossible:
(i)	for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders reasonably consider material under a Finance Document;
(ii)	for the Agent or the Security Trustee to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(p)	any consent necessary to enable an Owner Guarantor to own, operate or charter the Vessel owned by it or to enable the Borrower or any other Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled and such expiration or revocation remains unremedied for seven (7) Business Days; or
(q)	a Finance Document or any material provision thereof becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or
(r)	the security constituted by a Finance Document is in any way imperiled or in jeopardy; or
(s)	an Event of Default (as defined in section 14 of a Master Agreement) has occurred and is continuing;
(t)	there occurs or develops a change in the financial position, state of affairs of the Borrower or a Guarantor which, in the reasonable opinion of the Majority Lenders, has a material adverse effect on such Security Party’s ability to discharge its liabilities under the Finance Documents as they fall due;
(u)	any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or, to the best of the Parent Guarantor’s knowledge, likely to be commenced or taken against the Borrower or any Guarantor (including, without limitation, investigative proceedings) or any of its assets, rights or revenues which, if adversely determined, is reasonably likely to result in a material adverse effect on the business, assets or financial condition of the Borrower or a Guarantor; or
(v)	there occurs a breach by the Borrower or any Guarantor of any applicable laws, rules or regulations that would result in a material adverse effect on the business, assets or financial condition of the Borrower or a Guarantor.

20.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or
(ii)	serve on the Borrower a notice stating that the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement, are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Loan and all accrued interest and other amounts accrued or owing under this Agreement and the other Finance Documents shall be deemed immediately due and shall automatically become payable without notice or demand therefor; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.
20.3	Termination of Commitments

On the service of a notice under Clause 20.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled; provided, that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Total Commitments shall be automatically cancelled.

20.4	Acceleration of Loan

On the service of a notice under Clause 20.2(a)(iii) or upon an Event of Default under either of Clauses 20.1(h) or (i), all or, as the case may be, the part of the Loan specified in the notice (if any), together with accrued interest and all other amounts accrued or owing from the Borrower or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrower under Clause 20.2.  Such notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defense.

20.7	Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the gross negligence or the willful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

21	Fees and Expenses
21.1	Fees

The Borrower shall pay:

(a)	a commitment fee at a rate of 0.95% of the daily Total Commitments less the amount of the Loans, payable to the Agent for distribution among the Lenders quarterly in arrears during the Availability Period (payable with respect to any cancelled portion of the Total Commitments on the date of the cancellation of such Total Commitments, the last day of each fiscal quarter and on the Maturity Date). No commitment fee is payable to the Agent (for the account of a Lender) or any undrawn Commitment of that Lender for any day on which that Lender is a Defaulting Lender; and
(b)	such other fees in the amounts and at the times specified in each Fee Letter, to the person specified therein.

21.2	Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent within five (5) Business Days after the Agent’s demand therefor the amount of all reasonable and documented expenses incurred by the Agent  in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of Seward & Kissel LLP as legal counsel to the Agent and any local counsel retained by them with the prior written approval of the Borrower (and whose fee estimate has been provided to the Borrower before such local counsel commences work).

21.3	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, within five (5) Business Days after the Agent’s demand, for the account of the Agent or the Security Trustee, as applicable, the amount of all documented and (in the case of (a), (b) and (c) below) reasonable expenses incurred by the Agent or the Security Trustee in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made, in each case requested by the Security Parties;
(b)	any amendment to the Finance Documents in connection with the implementation of a Benchmark Replacement or Conforming Changes pursuant to Clause 5.6 (Benchmark Replacement Setting), provided such expenses shall be limited to the reasonable costs of outside counsel for the Agent;
(c)	any consent or waiver by a Creditor Party under or in connection with a Finance Document, or any request for such a consent or waiver by the Security Parties;
(d)	the valuation of any Collateral provided or offered under Clause 15 or any other matter relating to such Collateral; or
(e)	any step taken by the Agent or the Security Trustee with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
21.4	Documentary taxes

The Borrower shall promptly pay any documentary tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

21.5	Certification of amounts

A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates in reasonable detail the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	Indemnities
22.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender within five (5) Business Days of the Agent’s demand and the Security Trustee within five (5) Business Days of its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)	any failure (for whatever reason) by the Borrower or any other Security Party to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);
(d)	any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions relating to the Vessels or the Security Parties;
(e)	in connection with any Environmental Claim; or
(f)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.

It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim cost or expense which is a tax levied by a taxing authority on the indemnified party (which taxes are subject to indemnity solely as provided in Clause 23 below) but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax.

22.2	Breakage costs

Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and
(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3	Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally within five (5) Business Days on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or
(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or willful misconduct or gross negligence of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any Sanctions.

22.4	Currency indemnity

If any sum due from the Borrower or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (New York time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Application to Master Agreements

For the avoidance of doubt, Clause 22.4 does not apply in respect of sums due from the Borrower to a Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

22.6	Certification of amounts

A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates in reasonable detail the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7	Sums deemed due to a Lender

For the purposes of this Clause 22, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

23	No Set-Off or Tax deduction; Tax Indemnity; FATCA
23.1	No deductions

All amounts due from a Security Party under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.
23.2	Grossing-up for taxes

If a Security Party is required by law to make a tax deduction from any payment:

(a)	such Security Party shall notify the Agent as soon as it becomes aware of the requirement;
(b)	such Security Party shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)	except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party or taxes imposed due to a Lender’s noncompliance with Clause 23.7, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
23.3	Evidence of payment of taxes

Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence reasonably satisfactory to the Agent that the tax had been paid to the appropriate taxation authority, it being understood that a payment advice from the relevant

Security Party’s bank clearly identifying the recipient, amount, and date of payment, and date of receipt of funds, shall be deemed satisfactory for purposes of this Clause 23.3.

23.4	Tax credits

A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 23.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment, provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;
(b)	nothing in this Clause 23.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;
(c)	nothing in this Clause 23.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and
(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 23.4 shall be conclusive and binding on the Borrower and the other Creditor Parties.
23.5	Indemnity for taxes

The Borrower and each of the Guarantors hereby indemnifies and agrees to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes or taxes imposed due to a Lender’s noncompliance with Clause 23.7 levied on such Creditor Party (including, without limitation, taxes imposed on any amounts payable under this Clause 23.5) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefore specifying in reasonable detail the nature and amount of such taxes or other taxes.

23.6	Exclusion from indemnity and gross-up for taxes

The Borrower and the Guarantors shall not be required to indemnify any Creditor Party for a tax pursuant to Clause 23.5, or to pay any additional amounts to any Creditor Party pursuant to Clause 23.2, to the extent that the tax is collected by withholding on payments (a “Withholding”) and is levied by a Pertinent Jurisdiction of the payer and:

(a)	the person claiming such indemnity or additional amounts was not an original party to this agreement and under applicable law (after taking into account relevant treaties and assuming that such person has provided all forms it may legally and truthfully provided) on the date such person became a party to this Agreement a Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable if such payment had been made to the person from whom such person acquired its rights under the Agreement and this exclusion shall not apply to the extent that such Withholding exceeds the amount of Withholding that would have been required under the law in effect on the date such person became a party to this Agreement; or
(b)	the person claiming such indemnity or additional amounts is a Lender who has changed its Lending Office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its Lending Office, Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable to such payment if such Lender had not changed its Lending Office and this exclusion shall not apply to the extent that the Withholding exceeds the amount of Withholding that would have been required under the law in effect immediately after such Lender changed its Lending Office.
23.7	FATCA information
(a)	Subject to paragraph (c) below, each FATCA Relevant Party confirms to each other FATCA Relevant Party that it is a FATCA Exempt Party on the date hereof (or in the case of a Transferee Lender, on the date of its Transfer Certificate, except as otherwise described therein) and thereafter within ten (10) Business Days of a reasonable request by another FATCA Relevant Party shall:
(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(ii)	supply to the requesting party (with a copy to all other FATCA Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA as the requesting party reasonably requests for the purpose of determining whether any payment to such party may be subject to any FATCA Deduction.
(b)	If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other FATCA Relevant Parties reasonably promptly.
(c)	Nothing in this Clause 23.7 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.
(d)	If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Agreement or the provided information is insufficient under FATCA, then such party shall be treated as if it were a FATCA Non-Exempt Party until such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

(e)	Upon the reasonable written request of the Borrower, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall, if not delivered pursuant to paragraph (a) above, deliver to the Agent and the Borrower a properly completed and duly executed copy of (as applicable) IRS Form W-8BEN-E, W-8ECI or W-8IMY or, upon written request of the Borrower or the Agent, any subsequent versions thereof or successors thereto, in each case claiming such reduced rate (which may be zero) of U.S. Federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, when so requested in writing by the Borrower provide to the Agent and the Borrower in addition to the IRS Form W-8BEN-E required above a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any representation in such certificate is no longer accurate. In the event that Withholding taxes may be imposed under the laws of any Pertinent Jurisdiction (other than the United States or any political subdivision or taxing jurisdiction thereof or therein) in respect of payments on the Loan or other amounts due under this Agreement and if certain documentation provided by a Lender could reduce or eliminate such Withholding taxes under the laws of such Pertinent Jurisdiction or any treaty to which the Pertinent Jurisdiction is a party, then, upon written request by a Security Party, a Lender that is entitled to an exemption from, or reduction in the amount of, such Withholding tax shall deliver to such Security Party (with a copy to the Agent), at the time or times prescribed by applicable law or promptly after receipt of the Security Party’s request, whichever is later, such properly completed and executed documentation requested by the Security Party, if any, as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or delivery would not materially prejudice the legal or commercial position of such Lender. Each Lender shall deliver such forms as required in this paragraph (e) within twenty (20) days after receipt of a written request therefor from the Agent or the Security Party. Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form pursuant to this paragraph (e) that such Lender is not legally entitled to deliver.
23.8	FATCA withholding
(a)	A FATCA Relevant Party making a payment to any FATCA Non-Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS within the time allowed and in the amount required by FATCA.
(b)	If a FATCA Deduction is required to be made by any FATCA Relevant Party to a FATCA Non-Exempt Party, the amount of the payment due from such FATCA Relevant Party under this Agreement shall be reduced by the amount of the FATCA Deduction reasonably determined to be required by such FATCA Relevant Party.
(c)	Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify each other FATCA Relevant Party accordingly.

(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.
(e)	A FATCA Relevant Party who becomes aware that it must make a FATCA Deduction in respect of a payment to another FATCA Relevant Party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Agent.
(f)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by the Borrower (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower and the relevant Lender.
(g)	If a FATCA Deduction is made as a result of any Creditor Party failing to be a FATCA Exempt Party, such party shall indemnify each other Creditor Party against any loss, cost or expense to it resulting from such FATCA Deduction.
23.9	FATCA mitigation
(a)	Notwithstanding any other provision of this Agreement, if a FATCA Deduction is or will be required to be made by any party under Clause 23.8 in respect of a payment to any FATCA Non-Exempt Lender, the FATCA Non-Exempt Lender may either:
(i)	transfer its entire interest in the Loan to a U.S. branch or Affiliate, or
(ii)	nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.
23.10	Application to a Master Agreement

For the avoidance of doubt, Clause 23 does not apply in respect of sums due from the Borrower to a Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

24	Illegality, etc.
24.1	Illegality

If it becomes unlawful or contrary to any Sanctions in any applicable jurisdiction for a Lender (for purposes of this Clause 24.1, the “Notifying Lender”) to perform any of its obligations as contemplated by this Agreement, or to fund or maintain its participation in any Advance, or it becomes unlawful or contrary to any Sanctions for any Affiliate of a Lender for that Lender to do so:

(a)	the Notifying Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower and the other Creditor Parties, the Commitment of the Notifying Lender will be immediately cancelled; and, to the extent such Notifying Lender’s participation has not been assigned pursuant to Clause 24.2, the Borrower shall prepay (without any fees, premium or penalty) that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participation prepaid; and accrued interest and all other amounts accrued for that Lender under the Finance Documents shall be immediately due and payable.
24.2	Mitigation

If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the obligations of the Borrower under Clause 24.1, the Notifying Lender shall use reasonable commercial efforts to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have a material adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
25	Increased Costs
25.1	Increased costs

This Clause 25 applies if a Lender (for purposes of this Clause 25.1, the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the Effective Date of a law or an alteration after the Effective Date in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-indemnified Tax); or
(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the Effective Date; or
(c)	the introduction, implementation, application, administration or compliance with Basel III, Basel IV, CRD IV or CRR or any law or regulation which implements or applies Basel III, Basel IV, CRD IV or CRR (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, the Creditor Party or any of its Affiliates), the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and BASEL IV, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

25.2	Meaning of “increased costs”

In this Clause 25, “increased costs” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;
(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or
(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;
(e)	but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 23 or a FATCA Deduction (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its Affiliates).

For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3	Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the other Security Parties of the notice (and shall provide a copy of such notice) which the Agent received from the Notifying Lender under Clause 25.1.

25.4	Payment of increased costs

The Borrower shall pay to the Agent, within five (5) Business Days of the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.5	Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

25.6	Prepayment; termination of Commitment

A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty but subject to any amounts payable under Clause 8.9) the Notifying Lender’s Contribution.
25.7	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

26	Set-Off
26.1	Application of credit balances

Upon the occurrence and during the continuance of an Event of Default, each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower or any of the Guarantors at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower or any of the Guarantors to that Creditor Party under any of the Finance Documents; and
(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower or any Guarantor;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
26.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3	Sums deemed due to a Lender

For the purposes of this Clause 26, a sum payable by the Borrower or any of the Guarantors to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4	No Security Interest

This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of the Borrower or any of the Guarantors.

27	Transfers and Changes in Lending Offices
27.1	Transfer by Borrower or Guarantors

Neither the Borrower nor any of the Guarantors may, without the consent of the Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

27.2	Transfer by a Lender

Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, without additional costs to, but with the prior written consent of the Borrower and the Agent (such consent not to be unreasonably withheld or delayed and to be deemed granted within five (5) Business Days from the day it has been sought unless it has been expressly refused within that period), cause:

(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution, any insurer, reinsurer, trust, fund or other entity (a “Transferee Lender”) which is (i) regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and (ii) not an Affiliate of the Borrower by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender; provided that (1) no consent of the Borrower or the Agent shall be required if the transfer is to another Lender, an Affiliate of a Lender or an Approved Fund, (2) no consent of the Borrower is required if the transfer is after an Event of Default has occurred and is continuing, and (3) no consent of the Borrower is required for an assignment or transfer of any rights of such Lender to any refinancing entity including without limitation any insurer, reinsurer, securitization special purpose entity, trust or fund, for the purpose of that Lender refinancing or hedging its loan exposure, provided no such assignment or transfer shall either (a) release the Lender from any of its obligations under the Finance Documents or (b) require any payments to be made by a Security Party other than, or in excess of, or grant to any person any more extensive rights than, those required to be made or those granted to the relevant Lender under the Finance Documents, and provided further that, notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the consent of the Borrower shall be required for any assignment or transfer under this sub-clause (3) that is proposed to be made to an entity that is, or is controlled by, an Excluded Fund.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 31.

Notwithstanding the foregoing, any transfer by the Lender of its Contribution or its obligations in respect of all or part of its Commitment shall be made pro rata within the Term Loan Facility and Revolving Facility.

27.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the other Security Parties, the Security Trustee and each of the other Lenders and each Swap Bank;
(b)	on behalf of the Transferee Lender, send to the Borrower and each other Security Party letters or Emails notifying them of the Transfer Certificate and attaching a copy of it;
(c)	send to the Transferee Lender copies of the letters or Emails sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

27.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5	No transfer without Transfer Certificate

Except as provided in Clause 27.16, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6	Lender re-organization; waiver of Transfer Certificate

If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7	Effect of Transfer Certificate

The effect of a Transfer Certificate is as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any other Security Party had against the Transferor Lender;
(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;
(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any other Security Party against the Transferor Lender had not existed;
(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.5 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and
(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
27.8	Maintenance of register of Lenders

During the Security Period the Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4) of the Transfer Certificate; and the Agent shall make the register available for inspection (including by Email) by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.

27.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorization of Agent to sign Transfer Certificates

The Security Trustee, each Lender and each Swap Bank (and, if the Borrower’s consent is deemed given pursuant to this Clause 27, the Borrower) irrevocably authorizes the Agent to sign Transfer Certificates on its behalf.

27.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $7,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

27.12	Reserved
27.13	Confidential information
(a)	Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below, and to ensure that all Confidential Information is protected with the security measures and a degree of care that would apply to its own confidential information.
(b)	Any Creditor Party may disclose:
(i)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers (including credit insurers), insurance advisors, insurance brokers, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate and who needs to know such Confidential Information for any requirements enumerated under this Agreement if any person to whom the Confidential Information is to be given pursuant to this paragraph sub-paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(ii)	to any person:
(A)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Trustee and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(C)	appointed by any Creditor Party or by a person to whom sub-paragraph (A) or (B) of this sub-paragraph (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (A) or (B) of this sub-paragraph (ii) above;
(E)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(F)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;
(G)	which is a classification society or other entity which a Lender has engaged to make the calculations necessary to enable that Lender to comply with its reporting obligations under the Poseidon Principles;
(H)	who is a party hereto, a subsidiary of the Parent Guarantor or any related entity of a Security Party;
(I)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document;
(J)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 27.16 (Security over Lenders’ rights), provided such recipient is informed of the confidential nature of such Confidential Information and that some or all of such Confidential Information may be price-sensitive except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable to do so in the circumstances; or
(K)	with the consent of the Borrower;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(1)	in relation to paragraphs (A), (B) and (C) of sub-paragraph (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(2)	in relation to paragraph (D) of sub-paragraph (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(3)	in relation to paragraphs (E) and (F) of sub-paragraph (ii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;
(iii)	to any person appointed by that Creditor Party or by a person to whom paragraph (A) or (B) of sub-paragraph (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered in to a Confidentiality Undertaking; and
(iv)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties, provided such rating agency is informed of the confidential nature of such Confidential Information and that some or all of such Confidential Information may be price-sensitive.
27.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
27.15	Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrower or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by the Borrower or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
27.17	Replacement of a Defaulting Lender
(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 2 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to this Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with this Clause 27 for a purchase price in cash payable at the time of transfer which is either:
(i)	in an amount equal to the outstanding principal amount of such Lender’s Contribution and all accrued interest, amounts due under Clause 8.18 and other amounts payable in relation thereto under the Finance Documents; or
(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.
(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 27.17 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)	the transfer must take place no later than 3 Business Days after the notice referred to in paragraph (a) above;
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that (x) it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender, and (y) the transfer would not be in breach of any applicable laws.
(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
27.18	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 3 Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
27.19	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Loan; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance documents,

that Defaulting Lender’s Commitment under the Loan will be reduced by the amount of its undrawn Commitment under the Loan and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 27.19 the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

28	Variations and Waivers
28.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 5.6 and Clauses 28.2 and 28.3, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by Email, by the Borrower, by the Agent on behalf and with the approval of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2	Variations, waivers etc. requiring agreement of all Lenders

As regards the following, Clause 28.1 applies as if the words “by the Agent on behalf and with the approval of the Majority Lenders” were replaced by the words “by or on behalf and with the approval of every Lender and every Swap Bank”:

(a)	a reduction in the Margin which is not otherwise contemplated in the definition of “Margin”;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement or the Note;
(c)	an increase in any Lender’s Commitment;
(d)	a change to the definition of “Change of Control”;
(e)	a change to the definition of “Majority Lenders”;
(f)	a change to Clause 15 (Collateral Maintenance Ratio)
(g)	a change to Clause 28, Clause 31.10 or Clause 32;

(h)	any change to Clauses 10.23, 11.1(t), 20.1(n) or the definition of Sanctions, Sanctions Authority, Sanctions List or Restricted Party;
(i)	except in connection with the full repayment of an Advance in respect of a Vessel pursuant to Clause 8.7 (Mandatory reduction and prepayment upon Sale, Refinancing or Total Loss), any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;
(j)	an Event of Default caused due to a breach of Clause 11.1(z); and
(k)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.
28.3	Variations, waivers etc. relating to the Specific Creditor Parties

An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee under Clause 31 may not be effected without the consent of the Agent or the Security Trustee.

28.4	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 28.1, 28.2 or 28.3, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or another Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28.5	EU Blocking Regulation Carveout

Each Security Party and the Agent agree and confirm that the representations in Clause 10.23 and the undertakings in Clause 11.1(t) shall only be given by the Security Parties, and the Lenders shall only have the benefit of such provisions, to the extent permissible pursuant to Council Regulation (EC) 2271/96 and/or any associated and applicable national law, instrument or regulation related thereto.

29	Notices
29.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications

The addresses and Email (if applicable) and the department (or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrower, that specified in Schedule 1, Part A;
(b)	in the case of the Parent Guarantor, that specified in Schedule 1, 0;
(c)	in the case of the Owner Guarantors, that specified in Schedule 1, Part C;
(d)	in the case of each Lender, that specified in Schedule 1, Part D;
(e)	in the case of Swap Bank, that specified in Schedule 1, Part E; and
(f)	in the case of the Agent, the Security Trustee and each other Creditor Party, that specified in Schedule 1, Part F,

or to such other address as a party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Effective date of notices

Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form.
29.4	Service outside business hours

However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5:00 p.m. local time,

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

29.5	Illegible notices

Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one (1) Business Day after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
29.7	Electronic communication between the Agent and a Lender

Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective Email addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.8	English language

Any notice under or in connection with a Finance Document shall be in English.

29.9	Meaning of “notice”

In this Clause 29, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

30	Supplemental
30.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
30.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts

A Finance Document may be executed in any number of counterparts.

30.4	Binding Effect

This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

30.5	Acknowledgment and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agree:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)	the effects of any Bail-In Action on any such liability, including, if applicable:
(i)	a reduction, in full or in part or cancellation of any such liability;
(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Documents; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
30.6	Acknowledgment Regarding Any Supported QFCs.

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Master Agreements or any other agreement or instrument that is a QFC (such support, for purposes of this Clause, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, for purposes of this Clause 30.6, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a)	in the event a Covered Entity that is party to a Supported QFC (each, for purposes of this Clause, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and
(b)	in addition to the specifically defined terms referenced in this Clause 30.6 that apply solely to this Clause 30.6, the following capitalized terms used in this Clause have the following meanings:
(i)	“BHC Act Affiliate” of a party means an “Affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)	“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)	“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
31	The Servicing Banks
31.1	Appointment and Granting
(a)	The Agent. Each of the Creditor Parties appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.
(b)	The Security Trustee.
(i)	Authorization of Security Trustee. Each of the Creditor Parties appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.
(ii)	Granting Clause. To secure the payment of all sums of money from time to time owing (i) to the Lenders under the Finance Documents, and (ii) the Swap Banks under the Master Agreements, and the performance of the covenants of the Borrower and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Creditor Parties, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the Security Interest of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Creditor Parties and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the relevant Security Party shall be permitted, to the exclusion of the Security Trustee, to possess and use the Vessels. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Creditor Parties as hereinafter set forth.
(iii)	Acceptance of Trusts. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.
31.2	Scope of Duties

Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Clause 31.5 hereof shall include reference to their respective Affiliates and their own respective and their respective Affiliates’ officers, directors, employees, agents and attorneys-in-fact):

(a)	shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Creditor Party;
(b)	shall be responsible to the Creditor Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;
(c)	shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or
(d)	shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of the Security Trustee and the Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.
31.3	Reliance

Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by email) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be.  As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

31.4	Knowledge

Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Agent, the non-payment of principal of or interest on the Loan or actual knowledge thereof) unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”.  If the Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Creditor Parties (and shall give each Lender prompt notice of each such non-payment).  Subject to Clause 31.8 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Majority Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Creditor Parties.

31.5	Security Trustee and Agent as Lenders

Each of the Security Trustee and the Agent (and any successor acting as Security Trustee or Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee or the Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Security Trustee and the Agent in their respective individual capacities.  Each of the Security Trustee and the Agent (and any successor acting as Security Trustee and Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its subsidiaries or affiliates as if it were not acting as the Security Trustee or the Agent, as the case may be, and each of the Security Trustee and the Agent and their respective affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

31.6	Indemnification of Security Trustee and Agent

The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to indemnify each of the Agent and the Security Trustee (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrower under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

31.7	Reliance on Security Trustee or Agent

Each Creditor Party agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Creditor Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Creditor Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents.  None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Borrower or the Guarantors of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Guarantor.  Except for notices, reports and other documents and information expressly required to be furnished to the Creditor Parties by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Creditor Party with any credit or other information concerning the affairs, financial condition or business of the Borrower, any Guarantor or any subsidiaries or affiliates thereof which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

31.8	Actions by Security Trustee and Agent

Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 31.6 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

31.9	Resignation and Removal

Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at its own expense at any time by giving twenty (20) Business Days prior notice thereof to the Creditor Parties and the Borrower, and may be removed at any time with or without cause by the Majority Lenders by giving notice thereof to the Creditor Parties and the Borrower.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint, in consultation with the Borrower, a successor Security Trustee or Agent, as the case may be.  If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee or Agent, as the case may be, then the retiring Security Trustee or Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Security Trustee or Agent in consultation with the Borrower.  Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder.  After any retiring Security Trustee or Agent’s resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Clause 31 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

31.10	Release of Collateral

Without the prior written consent of the Majority Lenders and the Swap Banks, neither the Security Trustee nor the Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders and the Swap Banks release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any Security Interest covering property if the Secured Liabilities have been paid and performed in full or which is the subject of a disposition of property or refinancing permitted hereunder or to which the Lenders have consented.

31.11	Role of the Mandated Lead Arrangers, Bookrunners, Structurers and Hedging Coordinator

Except as provided in the Finance Documents, none of the Mandated Lead Arrangers, Bookrunners, Structurers or Hedge Coordinator has any obligation of any kind to any other party to this Agreement under or in connection with any Finance Document.

31.12	Erroneous Payments
(a)	With respect to any payment that the Agent makes to any Lender or other Creditor Party as to which the Agent determines that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Agent; (2) the Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Creditor Parties severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Creditor Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Rate. A notice of the Agent to any person under this clause (a) shall be conclusive, absent manifest error.
(b)	Notwithstanding anything to the contrary in this Agreement, if at any time the Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other Creditor Party, whether or not in respect of an obligation due and owing by a Creditor Party at such time, where such payment is a Rescindable Amount, then in any such event, each such person receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount was received by it to but excluding the date of payment to the Agent, at the Federal Funds Rate. A notice of the Agent to any person under this clause (b) shall be conclusive, absent manifest error. To the extent permitted by law, each Lender and each other Creditor Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Agent shall inform each Lender or other Creditor Party that received a Rescindable Amount promptly upon determining that any payment made to such person comprised, in whole or in part, a Rescindable Amount. Each person’s obligations, agreements and waivers under this Clause 31.12 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Liabilities (or any portion thereof) under any Finance Document.
(c)	Each Lender or Creditor Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Creditor Party under any Finance Document against any amount due to the Agent under immediately preceding clauses (a) or (b) under the indemnification provisions of this Agreement.
(d)	The parties hereto agree that payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Liabilities owed by the Borrower or any other Security Party, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Agent from the Borrower or any other Security Party for the purpose of making such Rescindable Amount. For the avoidance of doubt, no provision in this Clause 31.12 shall be interpreted to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the Secured Liabilities of the Borrower or any other Security Party relative to the amount (and/or timing for payment) of the Secured Liabilities that would have been payable had the erroneous Rescindable Amount not been paid by the Agent.
32	Law and Jurisdiction
32.1	Governing Law

THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

32.2	Consent to Jurisdiction.
(a)	Each of the Borrower and the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Nothing in this Clause 32.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.
(c)	Each of the Borrower and the Guarantors hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:
(i)	any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and
(ii)	any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.
(d)	Each of the Borrowers and the Guarantor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 29.2. Each of the Borrowers and the Guarantor also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.
32.3	Creditor Party rights unaffected

Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

32.4	Meaning of “proceedings”

In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

33	Waiver of Jury Trial
33.1	WAIVER

EACH OF THE BORROWER, THE GUARANTORS AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

33.2	PATRIOT Act Notice

Each of the Agent and the Lenders hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the PATRIOT Act.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

Execution Page

WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

DORIAN LPG FINANCE LLC, as Borrower By: _/s/ Theodore Young__________ Name: Theodore Young Title: President	DORIAN LPG LTD., as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President

COMET LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President	CONCORDE LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President

DORIAN HOUSTON LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President	DORIAN SAO PAULO LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President

DORIAN ULSAN LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President	DORIAN AMSTERDAM LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President

DORIAN MONACO LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President	DORIAN BARCELONA LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President

CORVETTE LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President	DORIAN EXPLORER LPG TRANSPORT LLC, as Guarantor By: _/s/ Theodore Young__________ Name: Theodore Young Title: President

[Signature Page to Dorian Loan Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Agent and Security Trustee By: _/s/ Megan Keating_________ Name: Megan Keating Title: Attorney-in-Fact	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender and Swap Bank By: _/s/ Megan Keating_________ Name: Megan Keating Title: Attorney-in-Fact

[Signature Page to Dorian Loan Agreement]

ING BANK N.V., LONDON BRANCH

as Lender

By: _/s/ Stephen Fewster ______

Name: Stephen Fewster

Title: Managing Director, Global

Head of Shipping

By: _/s/ Adam Byrne___________

Name: Adam Byrne

Title: Managing Director

ING CAPITAL MARKETS LLC,

as Swap Bank

By: _/s/ Juan Carlos Vallarino____

Name: Juan Carlos Vallarino

Title: Director

By: _/s/ Paola Corradetti________

Name: Paola Corradetti

Title: Director

[Signature Page to Dorian Loan Agreement]

BNP PARIBAS,

as Lender and Swap Bank

By: __/s/ Eric Dulcire__________

Name: Eric Dulcire

Title: Managing Director of BNP Paribas

By: _/s/ Pierre Frachon________

Name: Pierre Frachon

Title: Managing Director of BNP Paribas

[Signature Page to Dorian Loan Agreement]

DANISH SHIP FINANCE A/S,

as Lender and Swap Bank

By: __/s/ Erik I. Lassen___________

Name: Erik I. Lassen

Title: Chief Executive Officer

By: __/s/ Christian Borly___________

Name: Christian Borly

Title: SLM

[Signature Page to Dorian Loan Agreement]

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),

as Lender and Swap Bank

By: __/s/ Erling Amundsen_________

Name: Erling Amundsen

Title: Attorney-at-Law

By: __/s/ Hans Christian Kjelsrud_____

Name: Hans Christian Kjelsrud

Title:

[Signature Page to Dorian Loan Agreement]

Schedule 1

THE PARTIES

Part A
The Borrower
Name:	Dorian LPG Finance LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	963243
Registered address	Tru[s][t] Com[p][a][n][y] Com[p]le[x], Aje[l][t][a][k][e] Roa[d], Aje[l][t][a][k][e] Island, Majur[o], Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Part B
Parent Guarantor

Name:	Dorian LPG Ltd.
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	62405
Registered address	Tru[s][t] Com[p][a][n][y] Com[p]le[x], Aje[l][t][a][k][e] Roa[d], Aje[l][t][a][k][e] Island, Majur[o], Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC Attention: Mr. Ted Young, CFO 27 Signal Road Stamford, CT 06902

Part C
Owner Guarantors

Name:	Comet LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962663
Registered address	Tru[s][t] Com[p][a][n][y] Com[p]le[x], Aje[l][t][a][k][e] Roa[d], Aje[l][t][a][k][e] Island, Majur[o], Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Concorde LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962864
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Houston LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962641
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Sao Paulo LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962649
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Ulsan LPG Transport LLC

Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962664
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Amsterdam LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962642
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Monaco LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962645
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Barcelona LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962643
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Corvette LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962466
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Explorer LPG Transport LLC
Jurisdiction of Formation:	Marshall Islands
Registration number (or equivalent, if any)	962682
Registered address	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Part D

Lenders and Commitments
Lender	Revolving Credit Commitment	Term Loan Facility Commitment	Total
Crédit Agricole Corporate and Investment Bank 1301 Avenue of the Americas New York, New York 10019 United States Attn: George Gkanasoulis / Alex Foley Tel: +1 212 261 3869 / +1 212 261 7458 Email: George.GKANASOULIS@ca-cib.com alexander.foley@ca-cib.com NYShipFinance@ca-cib.com	$4,807,692	$57,692,308	$62,500,000
ING Bank N.V., London Branch 8-10 Moorgate London, EC2R 6DA Attention: Weilong Loan, Pauline Liadi Tel: +44 (0)7805 756 852 / +44 7917 958 527 Email: Weilong.liang@ing.com / Pauline.liadi@ing.com	$4,807,692	$57,692,308	$62,500,000
BNP Paribas 9 Rue du Débarcadère 93500 PANTIN (France) (ACI : CPE02A1 – Immeuble Océanie) Attention: Julie Bernard / Vanima Calinghee Tel: +33 1 87 74 60 39 / +33 1 58 16 62 27 Email: julie.3.bernard@bnpparibas.com / vanima.calinghee@bnpparibas.com	$3,460,000	$41,520,000	$45,000,000
Danish Ship Finance A/S Sankt Annae Plads 3 1250 Copenhagen K, Denmark Attention: Ole Stærgaard Tel: +45 33 74 10 27 Email: ols@shipfinance.dk	$3,460,000	$41,520,000	$45,000,000
Skandinaviska Enskilda Banken AB (publ) Filipstad Brygge 1 P.O. Box 1843 Vika NO-0123 Oslo, Norway Attention: Gjert Moberg/ Kari Norheim Kvistad Tel: +47 99490831/ +4799439989 Email: Gjert.moberg@seb.no kari.kvistad@seb.no with copies to: SEB Structured Credit Operations: sco@se.no	$3,460,000	$41,520,000	$45,000,000
Total	$20,000,000	$240,000,000	$260,000,000

Part E

Swap Banks

Swap Bank	Booking Office
Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

United States

Attn: George Gkanasoulis / Alex Foley

Telephone: +1 212 261 3869 / +1 212 261 7458

Email: George.GKANASOULIS@ca-cib.com  /

alexander.foley@ca-cib.com /

NYShipFinance@ca-cib.com

ING Capital Markets LLC	1133 Avenue of the Americas New York, New York 10036 Attention: Juan Carlos Vallarino Email: juan.vallarino@ing.com Telephone: +1 646 424 6606
BNP Paribas

9 Rue du Débarcadère 93500 PANTIN (France)

(ACI : CPE02A1 – Immeuble Océanie)

Attention: Julie BERNARD / Vanima CALINGHEE

Email: julie.3.bernard@bnpparibas.com /

vanima.calinghee@bnpparibas.com

Telephone: +33 1 87 74 60 39 / +33 1 58 16 62 27

Danish Ship Finance A/S	Sankt Annae Plads 3 1250 Copenhagen K, Denmark Attention: Ole Stærgaard Email: ols@shipfinance.dk Telephone: +45 33 74 10 27
Skandinaviska Enskilda Banken AB (publ)

Filipstad Brygge 1

P.O. Box 1843 Vika

NO-0123 Oslo, Norway

Attention: Gjert Moberg/Kari Norheim Kvistad

Email: Gjert.moberg@seb.no

kari.kvistad@seb.no

with copies to SEB Structured Credit Operations:

sco@se.no

Telephone: +47 99490831/+47 99439989

Part F

Servicing Banks
Agent

Crédit Agricole Corporate and Investment Bank

Asset Finance Groups – Ship Finance

12 Place des Etats-Unis

CS 70052

92547 Montrouge Cedex, France

Attn: Agency and Middle-Office for Shipping

Telephone: +33 1 41 89 98 05 / +33 1 41898696

Email: anja.rakotoarimanana@ca-cib.com

rosine.serra-joannides@ca-cib.com damien.ferkoune@ca-cib.com

Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

United States

Attn: George Gkanasoulis / Alex Foley

Telephone: +1 212 261 3869 / +1 212 261 7458

Email: George.GKANASOULIS@ca-cib.com

alexander.foley@ca-cib.com

NYShipFinance@ca-cib.com

Security Trustee

Crédit Agricole Corporate and Investment Bank

Asset Finance Groups – Ship Finance

12 Place des Etats-Unis

CS 70052

92547 Montrouge Cedex, France

Attn: Agency and Middle-Office for Shipping

Telephone: +33 1 41 89 98 05 / +33 1 41898696

Email: anja.rakotoarimanana@ca-cib.com

rosine.serra-joannides@ca-cib.com damien.ferkoune@ca-cib.com

Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

United States

Attn: George Gkanasoulis / Alex Foley

Telephone: +1 212 261 3869 / +1 212 261 7458

Email: George.GKANASOULIS@ca-cib.com

alexander.foley@ca-cib.com NYShipFinance@ca-cib.com

Schedule 2

Vessel Information

Vessel 1

Vesse[l] Nam[e]	COMET
Own[e][r]	Comet LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000664
Gro[s][s] Tonnage	48,060
Net Tonnage	18,641
Shipy[a][r][d]	Hyundai HI
Build Year	2014

Vessel 2

Vesse[l] Nam[e]	CONCORDE
Own[e][r]	Concorde LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000781
Gro[s][s] Tonnage	48,060
Net Tonnage	18,641
Shipy[a][r][d]	Hyundai HI
Build Year	2015

Vessel 3

Vesse[l] Nam[e]	COBRA
Own[e][r]	Dorian Houston LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000750
Gro[s][s] Tonnage	47379
Net Tonnage	18644
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Vessel 4

Vesse[l] Nam[e]	CONTINENTAL
Own[e][r]	Dorian Sao Paulo LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000751
Gro[s][s] Tonnage	47379
Net Tonnage	18644
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Vessel 5

Vesse[l] Nam[e]	CONSTITUTION
Own[e][r]	Dorian Ulsan LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000782
Gro[s][s] Tonnage	47379
Net Tonnage	18644
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Vessel 6

Vesse[l] Nam[e]	COMMODORE
Own[e][r]	Dorian Amsterdam LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000780
Gro[s][s] Tonnage	47379
Net Tonnage	18644
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Vessel 7

Vesse[l] Nam[e]	CHEYENNE
Own[e][r]	Dorian Monaco LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000790
Gro[s][s] Tonnage	47379
Net Tonnage	18644
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Vessel 8

Vesse[l] Nam[e]	CLERMONT
Own[e][r]	Dorian Barcelona LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000794
Gro[s][s] Tonnage	47379
Net Tonnage	18644
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Vessel 9

Vesse[l] Nam[e]	CORVETTE
Own[e][r]	Corvette LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000668
Gro[s][s] Tonnage	48060
Net Tonnage	18641
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Vessel 10

Vesse[l] Nam[e]	CHALLENGER
Owner	Dorian Explorer LPG Transport LLC
Flag	Bahamas
Off[i][c]ial Num[b][e][r]	7000796
Gro[s][s] Tonnage	47379
Net Tonnage	18644
Shipy[a][r][d]	Hyundai SHI
Build Year	2015

Schedule 3

Drawdown Notice

To:[AGENT], as Agent

[Address]

[Date]

DRAWDOWN NOTICE

1	We refer to the loan agreement dated as of [–], 2022 (the “Loan Agreement”) among, inter alia, ourselves, as Borrower, the Guarantors referred to therein, the Lenders referred to therein, the Swap Banks referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$260,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.
2	We request to borrow an Advance as follows:
(a)	Amount: US$[–];
(b)	Drawdown Date: [–];
(c)	Type of Advance: [Term Loan Advance][Revolving Advance]
(d)	[Duration of the first Interest Period shall be [–] months;] and
(e)	Payment instructions:

[–]

3	We represent and warrant that:
(a)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;
(b)	the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents are true and not misleading as of the date of this Drawdown Notice and will be true and not misleading as of the Drawdown Date, in each case with reference to the circumstances then existing;
(c)	there has been no material change in the consolidated financial condition, operations or business of the Borrower or of the Guarantors since the date on which the Borrower provided information concerning those topics to the Agent and/or any Lender[; and]
(d)	[if the Collateral Maintenance Ratio were applied immediately following the making of the Revolving Advance, the Borrower would not be required to provide additional Collateral or prepay part of the Loan under Clause 15; and

(e)	if the Leverage Ratio were applied immediately following the making of the Revolving Advance, the Margin would not change from its current Level as in effect immediately prior to such Revolving Advance.]
4	This notice cannot be revoked without the prior consent of the Majority Lenders.
5	[We authorize you to deduct the outstanding fees and expenses referred to in Clause 21 from the amount of the Advance.]

_________________________________

Name:

Title:

for and on behalf of

DORIAN LPG FINANCE LLC

Schedule 4

Condition Precedent Documents

Part A

The following are the documents referred to in Clause 9.1(a)(i):

1	A duly executed original of this Agreement and any Master Agreement (if applicable).
2	Copies of certificates dated as of a date reasonably near the date of the first Drawdown Notice, certifying that each of the Security Parties is duly incorporated or formed and in good standing under the laws of its jurisdiction of incorporation or formation, and in the case of any subsequent Drawdown Notice, certificates relating to each Security Party which is party to a Finance Document delivered in connection with the requested Advance pursuant to Part B of this Schedule 4 (Condition Precedent Documents).
3	Copies of the constitutional documents and each amendment thereto of each of the Security Parties, certified as of a date reasonably near the date of the relevant Drawdown Notice by an authorized person of such party as being a true and correct copy thereof.
4	Copies of the resolutions of the directors (or equivalent governing body) and, where applicable, the shareholders (or equivalent equity holders), of each of the Security Parties authorizing the execution of each of the Finance Documents and, in the case of the Borrower, authorizing an authorized person of the Borrower to give the relevant Drawdown Notice and other notices required under the Finance Documents, in each case certified as of a date reasonably near the date of the relevant Drawdown Notice by an authorized person of such party as being a true and correct copy thereof.
5	An incumbency certificate in respect of the officers and directors (or equivalent) of each of the Security Parties and signature samples of any signatories to any Finance Document.
6	The original or a certified copy of any power of attorney under which any Finance Document is executed on behalf of a Security Party.
7	Copies of all consents which a Security Party requires to enter into, or make any payment under, any Finance Document, each certified as of a date reasonably near the date of the relevant Drawdown Notice by an authorized person of such party as being a true and correct copy thereof, or certification by such authorized person that no such consents are required.
8	If the Agent so requires, in respect of any of the documents referred to above, to the extent not prepared in the English language, a certified English translation prepared by a translator approved by the Agent.
9	On or before the Effective Date, a Beneficial Ownership Certification in relation to any Security Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Part B

The following are the documents referred to in Clause 9.1(b), with each reference to a “Vessel” below being deemed to refer to the Vessel for which an Advance is requested:

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part A(1).
2	Documentary evidence that:
(a)	each Vessel is definitively and permanently registered in the name of the relevant Owner Guarantor under an Approved Flag;
(b)	the Mortgage has been duly recorded against each Vessel as a valid first preferred or priority ship mortgage in accordance with the laws of the Approved Flag on which such Vessel is registered;
(c)	the Security Interests intended to be created by each of the Finance Documents have been duly perfected under applicable law;
(d)	each Vessel is in the absolute and unencumbered ownership of the relevant Owner Guarantor save as contemplated by the Finance Documents;
(e)	each Vessel is insured in accordance with the provisions of Clause 13 of this Agreement and all requirements therein in respect of insurances have been complied with; and
(f)	each Vessel maintains a class notation of 1A (or equivalent) with the Classification Society free of any material overdue recommendations or adverse notations (which status shall be established by a Confirmation of Class Certificate issued by the Classification Society and dated a date reasonably near the Closing Date (NB: a “Class Statement” or similar instrument shall not be acceptable for purposes of this clause)).
3	Evidence satisfactory to the Agent that if the Collateral Maintenance Ratio were applied immediately following the making of such Advance, the Borrower would not be required to provide additional Collateral or prepay part of the Loan under Clause 15 based on the most recently available appraisals determining the Fair Market Value of the Vessels.
4	Documentary evidence that the relevant Owner Guarantor has instructed the Classification Society as required by Clause 14.4 in respect of the Vessel that is or is to become Collateral and a duly executed undertaking from such Classification Society required by Clause 14.4.
5	The following documents establishing that each Vessel will, as from the Drawdown Date in respect of such Vessel, be managed by an Approved Manager on terms acceptable to the Agent:
(a)	a copy of each relevant Approved Management Agreement, certified as of the Drawdown Date in respect of such Vessel by an authorized person of the relevant Owner Guarantor as being a true and correct copy thereof;
(b)	a Manager’s Undertaking executed by each Approved Manager providing technical or commercial management services, in favor of the Agent; and

(c)	copies of each Approved Manager’s Document of Compliance and of the ISSC and Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and the tonnage certificate, certified as of the relevant Drawdown Date by an authorized person of the relevant Owner Guarantor as being a true and correct copy thereof.
6	A copy of the Green Passport relating to each Vessel.
7	Copies of any Charters relating to each Vessel.
8	Copies of any mandates or other documents required in connection with the opening or operation of the relevant Earnings Accounts, each certified as of a date reasonably near the Closing Date by an officer of the Borrower as being a true and correct copy thereof.
9	A favorable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for each Vessel as the Agent may require.
10	A Compliance Certificate, setting forth (among other things) (a) the Leverage Ratio and the corresponding Margin, (b) compliance with the covenants set forth in Clause 12 (Financial Covenants) for the period ending March 31, 2022, and (c) compliance with Clause 15 (Collateral Maintenance Ratio).
11	A Sustainability Certificate for the period ending December 31, 2021.
12	A favorable opinion of Watson Farley & Williams LLP, New York and Marshall Islands counsel for the Security Parties, in form, scope and substance satisfactory to the Creditor Parties.
13	Favorable legal opinions from lawyers appointed by the Borrower or the Agent on such matters concerning the laws of such relevant jurisdictions as the Agent may require.

Schedule 5

Transfer Certificate

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[AGENT], for itself and for and on behalf of the Borrower, each other Security Party, the Security Trustee, each Lender and each Swap Bank, as defined in the Loan Agreement referred to below.

[Date]

1	This Certificate relates to a Loan Agreement dated as of [–], 2022 (as amended or supplemented, the “Loan Agreement”) among (i) Dorian LPG Finance LLC as Borrower (the “Borrower”), (ii) the guarantors set forth therein as Guarantors, (iii) the banks and financial institutions named therein as Lenders, (iv) the banks and financial institutions named therein as Swap Banks, and (v) [AGENT] as Agent and Security Trustee for a loan facility of up to $260,000,000.
2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:
“Relevant Parties” means the Agent, the Borrower, each of the Guarantors, the Bookrunners and Structurers, the Security Trustee, each Lender and each Swap Bank;
“Transferor” means [full name] of [lending office];
“Transferee” means [full name] of [lending office].
3	The effective date of this Certificate is [–], provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [–]% of its Contribution, which percentage represents $[–].
5	[By virtue of this Certificate and Clause 28 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[–]] [from [–]% of its Commitment, which percentage represents $[–]] and the Transferee acquires a Commitment of $[–].]
6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 28 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.
7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 28 of the Loan Agreement.

8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party that:
(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and
(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.
9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;
(b)	agrees that it will have no rights of recourse on any ground against the Transferor, the Agent, the Security Trustee or any Lender in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective;
(ii)	the Borrower or any other Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;
(iii)	it proves impossible to realize any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any other Security Party under any of the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	that this Certificate is valid and binding as regards the Transferee;
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee; and
(f)	confirms that, immediately following the effective date of this Certificate, it will be a FATCA Exempt Party.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross negligence or willful misconduct of the Agent’s or the Security Trustee’s own officers or employees.
11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor][Name of Transferee]

By: _______________________By: _______________________

Name:Name:

Title:Title:

Date:Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

[AGENT]

By: _______________________

Name:

Title:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Email: Contact Person

(Credit Administration Department):

Telephone:

Email: Account for payments:

Note:This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

Schedule 6

List of approved Brokers

Clarksons Valuations Limited

Gibsons Shipbrokers

Fearnleys A.S.

Braemar ACM Shipbroking

Simpson Spence Young Ltd

Arrow Shipbroking Group

Grieg Shipbrokers

Schedule 7

Permitted Security Interests

Security Interests in the Equity Interests of the Excluded Subsidiaries

Schedule 8

Designation Notice

[–], as Agent

[Address]

[Date]

Dear Sirs

Loan Agreement dated as of [–], 2022 (the “Loan Agreement”) among ourselves, as Borrower, the Guarantors referred to therein, the Lenders referred to therein, the Bookrunners and Structurers referred to therein, the Mandatory Lead Arrangers referred to therein, the Swap Banks referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$260,000,000.

We refer to:

1	the Loan Agreement;
2	the Master Agreement dated [–] made between ourselves and [–]; and
3	a Confirmation dated [–] delivered pursuant to the said Master Agreement and addressed by [–] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

.................................................

[Names of Borrower]

Appendix A

Form of Compliance Certificate

Appendix B

Form of Sustainability Certificate